Exhibit 4.11

EXECUTION VERSION

AGREEMENT BETWEEN NOTEHOLDERS

Dated as of November 23, 2021

by and among

DBR INVESTMENTS CO. LIMITED
(Initial Note A-1 Holder)

and

AMERICAN GENERAL LIFE INSURANCE COMPANY
(Initial Note A-2 Holder, Initial Note B-1 Holder and Initial Note B-3 Holder)

and

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
(Initial Note A-3 Holder, Initial Note B-2 Holder and Initial Note B-4 Holder)

The Eddy – South Condominium Unit
555 1st Street
Harrison, NJ 07029

THIS AGREEMENT BETWEEN NOTEHOLDERS (“Agreement”), dated as of November 23, 2021, is by and among DBR INVESTMENTS CO. LIMITED together with its successors and assigns in interest, in its capacity as initial owner of Note A-1, the “Initial Note A-1 Holder”), AMERICAN GENERAL LIFE INSURANCE COMPANY, together with its successors and assigns in interest, in its capacity as initial owner of Note A-2, the “Initial Note A-2 Holder”, in its capacity as initial owner of Note B-1, the “Initial Note B-1 Holder” and in its capacity as initial owner of Note B-3, the “Initial Note B-3 Holder”, THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, together with its successors and assigns in interest, in its capacity as initial owner of Note A-3, the “Initial Note A-3 Holder”, in its capacity as initial owner of Note B-2, the “Initial Note B-2 Holder” and in its capacity as initial owner of Note B-4, the “Initial Note B-4 Holder”) and AIG ASSET MANAGEMENT (U.S.), LLC in its capacity as the initial agent, the “Initial Agent”.

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein) the Initial Senior Noteholders and the Initial Junior Noteholders originated a certain loan described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) (the “Mortgage Loan”) to Benjamin Harrison Urban Renewal, LLC (the “Mortgage Loan Borrower”), which was evidenced, inter alia, by (i) one promissory note in the original principal amount of $43,000,000 (“Note A-1”) made by the Mortgage Loan Borrower in favor of the Initial Note A-1 Holder, (ii) one promissory note in the original principal amount of $46,530,000 (“Note B-1”) made by the Mortgage Loan Borrower in favor of the Initial Note B-1 Holder, (iii) one promissory note in the original principal amount of $470,000 (“Note B-2”) made by the Mortgage Loan Borrower in favor of the Initial Note B-2 Holder, (iv) one promissory note in the original principal amount of $0 and the maximum principal amount of $5,170,000.00 (“Note B-3”) made by the Mortgage Loan Borrower in favor of the Initial Note B-3 Holder, (v) one promissory note in the original principal amount of $0 and the maximum principal amount of $4,730,000.00 (“Note A-2”) made by the Mortgage Loan Borrower in favor of the Initial Note A-2 Holder, (vi) one promissory note in the original principal amount of $0 and the maximum principal amount of $47,778.00 (“Note A-3”) made by the Mortgage Loan Borrower in favor of the Initial Note A-3 Holder and (vii) one promissory note in the original principal amount of $0 and the maximum principal amount of $52,222.00 (“Note B-4”) made by the Mortgage Loan Borrower in favor of the Initial Note B-4 Holder, and together with Note A-1, Note A-2, Note A-3, Note B-1, Note B-2, Note B-3 and Note B-4, the “Notes”), and secured by a first mortgage (as amended, modified or supplemented, the “Mortgage”) on one or more parcels of, or estates in, real property located as described on the Mortgage Loan Schedule (collectively, the “Mortgaged Property”); and

WHEREAS, under the terms of the Mortgage Loan Agreement (as defined herein), the Initial Note A-2 Holder, Initial Note A-3 Holder, Initial Note B-3 Holder and Initial Note B-4 Holder, have granted the Mortgage Loan Borrower the right to obtain an additional advance on a future date in an amount not to exceed $10,000,000 in the aggregate, which as of the date hereof has not been advanced (the “Earnout Advance”) but may be advanced on a future date, subject to the satisfaction of the terms and conditions of the Mortgage Loan Documents;

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the terms under which they, and their successors and assigns, shall hold the Notes;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.          Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Acceptable Insurance Default” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Additional Servicing Expenses” shall mean (a) all Servicing Advances, fees and/or expenses incurred by and reimbursable to any Servicer, Trustee, Operating Advisor, certificate administrator, custodian or fiscal agent pursuant to the Servicing Agreement, and (b) all interest accrued on Advances made by (x) any Servicer or Trustee in accordance with the terms of the Servicing Agreement or (y) any Non-Lead Servicer or Non-Lead Trustee in accordance with the terms of the Non-Lead Securitization Servicing Agreement.

“Advance” shall mean any P&I Advance or Servicing Advance.

“Affiliate” shall mean with respect to any specified Person (i) any other Person Controlling or Controlled by or under common Control with such specified Person (each a “Common Control Party”), (ii) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Certificate Administrator, if any, and if there is no Certificate Administrator, shall mean the Trustee.

“Agent Office” shall mean the designated office of the Agent in the State of New York, which office at the date of this Agreement is the office of the Initial Agent listed on Exhibit B hereto, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall mean this Agreement between Noteholders, the exhibits and schedule hereto and all amendments hereof and supplements hereto.

“Appraisal” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“AGLIC” shall mean American General Life Insurance Company.

“Appraisal Reduction Amount” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Appraisal Reduction Event” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Asset Review” shall have the meaning assigned to such term or analogous term in the Non-Lead Securitization Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Balloon Loan” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Borrower Party” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Borrower Party Affiliate” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“CBRE” shall mean CBRE Capital Markets of Texas, L.P., formerly known as L.J. Melody & Company of Texas, LP.

“CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, shall mean the entity which is responsible for managing or administering the applicable Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the applicable Note).

“Certificate Administrator” shall mean the certificate administrator appointed pursuant to the Lead Securitization Servicing Agreement..

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the trust account or accounts (including any sub-accounts) created and maintained by the Servicer.

“Common Control Party” shall have the meaning assigned to such term in the definition hereof of “Affiliate”.

“Companion Loan” shall mean collectively the Non-Lead Securitization Notes and the Junior Note.

“Condemnation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Conduit” shall have the meaning assigned to such term in Section 20(f).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 20(f).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 20(f).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Control Appraisal Period” shall mean a Junior Noteholder Control Appraisal Period.

“Controlling Class Representative” shall mean the “Controlling Class Representative” as defined in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Controlling Noteholder” shall mean as of any date of determination:

(i)            the Junior Noteholder unless a Junior Noteholder Control Appraisal Period has occurred and is continuing but, in each case, subject to the ability of the Junior Noteholder to effectuate a Threshold Event Cure pursuant to this Agreement; or

(ii)           if a Junior Noteholder Control Appraisal Period has occurred and is continuing (in each case, subject to the ability of the Junior Noteholder to effectuate a Threshold Event Cure pursuant to this Agreement), the Note A-1 Holder;

provided that, (1) if the Junior Noteholder would be the Controlling Noteholder pursuant to the terms hereof, but (x) any direct interest (or indirect controlling interest) in the Junior Note is held by a Borrower Party or a Borrower Party Affiliate, and a Borrower Party or Borrower Party Affiliate would be entitled to exercise the rights of the Controlling Noteholder or (y) a Borrower Party or Borrower Party Affiliate would otherwise be entitled to exercise the rights of the Controlling Noteholder (each of clause (x) and (y), a “Prohibited Borrower Affiliation” with respect to the Junior Note), then a Junior Noteholder Control Appraisal Period shall be deemed to have occurred, and (2) prior to a Lead Securitization, if the Note A-1 Holder would be the Controlling Noteholder pursuant to the terms hereof, but has a Prohibited Borrower Affiliation with respect to Note A-1, then (A) the Controlling Noteholder shall be the Senior Noteholder with the largest Senior Note Percentage Interest (without giving effect to any Senior Noteholder that is subject to a Prohibited Borrower Affiliation with respect to its Senior Note) that does not have a Prohibited Borrower Affiliation with respect to its Senior Note, (B) if every Senior Noteholder has a Prohibited Borrower Affiliation with respect to its Senior Note, then the Controlling Noteholder shall be the Junior Noteholder (unless the Junior Noteholder has a Prohibited Borrower Affiliation with respect to the Junior Note, and (C) if each Noteholder has a Prohibited Borrower Affiliation with respect to its Note, then the Controlling Noteholder shall be the Note A-1 Holder;

provided, further that at any time Note A-1 is the Controlling Noteholder and is included in the Lead Securitization, references to the “Controlling Noteholder” herein shall mean the holders of the majority of the class of securities issued in the Lead Securitization designated as the “controlling class” (or such lesser amount as permitted under the terms of the Servicing Agreement) or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” thereunder, as and to the extent provided in the Servicing Agreement. Notwithstanding the forgoing or anything else to the contrary as set forth in this Agreement, the Junior Operating Advisor shall have the right to exercise all rights of the Controlling Noteholder under this Agreement on behalf of the Junior Noteholders when the Junior Noteholders are the Controlling Noteholder.

“Corrected Mortgage Loan” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“CREFC® Intellectual Property Royalty License Fee Rate” shall mean with respect to each Mortgage Loan, a rate equal to 0.0005% per annum.

“Cure Period” shall have the meaning assigned to such term in Section 12(a).

“DBRI” shall mean DBR Investments Co. Limited.

“DBRS Morningstar” shall mean DBRS, Inc., and its successors in interest.

“Defaulted Loan” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum, without duplication, of each of the following to the extent that such amounts have not been previously paid or reimbursed pursuant to Section 3 or Section 4 of this Agreement:

(a)    the then-outstanding Senior Note Principal Balance, (b) accrued and unpaid interest on the Senior Note Principal Balance at the Senior Note Rate, from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan to the Senior Noteholder, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if a Borrower Party or a Borrower Party Affiliate is the direct purchaser or has an indirect controlling interest in the direct purchaser (for the avoidance of doubt, a Borrower Party or Borrower Party Affiliate shall not be deemed to be a “direct purchaser” by virtue of the fact that a Borrower Party or Borrower Party Affiliate holds an indirect non-controlling interest in the Junior Noteholder), the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication to clause (c) any unreimbursed Servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, servicing Advances payable or reimbursable to any Servicer, and earned and unpaid special servicing fees owing to or by or on behalf of the Senior Noteholders), (e) without duplication of amounts under clause (c), any accrued and unpaid interest payable on Advances with respect to an Advance made by or on behalf of the Senior Noteholders, (f) (x) if a Borrower Party or a Borrower Party Affiliate is the direct purchaser or has an indirect controlling interest in the direct purchaser (for the avoidance of doubt, a Borrower Party or Borrower Party Affiliate shall not be deemed to be a “direct purchaser” by virtue of the fact that a Borrower Party or Borrower Party Affiliate holds an indirect non-controlling interest in the Junior Noteholder) or (y) if the Mortgage Loan is purchased after ninety (90) days after such option first becomes exercisable pursuant to Section 13 of this Agreement, any liquidation or workout fees payable under the Servicing Agreement with respect to the Mortgage Loan and (g) any Recovered Costs not reimbursed previously to the Senior Notes pursuant to this Agreement. Notwithstanding the foregoing, if the purchasing Noteholder is purchasing from a Borrower Party or a Borrower Party Affiliate, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (d) through (f) of this definition. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on the Senior Notes at the Senior Note Rate, as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the purchasing Noteholder under this Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 13.

“Default Interest” shall mean interest on the Mortgage Loan at a rate per annum equal to the Note Default Interest Spread.

“Deficient Valuation” shall mean a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of the Mortgage Loan valuation results from a proceeding initiated under the Bankruptcy Code.

“Depositor” shall mean Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors-in-interest.

“Determination Date” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Directing Holder” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Distribution Date” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Earnout Advance” shall have the meaning assigned to such term in the recitals to this Agreement.

“Earnout Advance Obligation” shall mean the option made available to the Mortgage Loan Borrower by the Earnout Holders to obtain the Earnout Advance upon satisfaction of the conditions thereto under Section 2.2.6 of the Mortgage Loan Agreement.

“Earnout Holders” individually or collectively as the context requires, the Note A-2 Holder, Note A-3 Holder, Note B-3 Holder and Note B-4 Holder.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Excluded Loan” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Final Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Final Recovery Determination” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Grace Period” shall have the meaning assigned to such term in Section 12(a).

“Indemnified Items” shall mean, collectively, any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Mortgage Loan and the Mortgaged Property (or, with respect to the Operating Advisor, incurred in connection with the provision of services for the Mortgage Loan) under the Servicing Agreement.

“Indemnified Parties” shall mean, collectively, (i) as and to the same extent the Lead Securitization Trust is required to indemnify each of the following parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of the Servicing Agreement, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the Servicing Agreement in respect of other mortgage loans) and (ii) the Lead Securitization Trust.

“Independent” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Initial Agent” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Note A-1 Holder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Note A-2 Holder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Note A-3 Holder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Note B-1 Holder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Note B-2 Holder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Note B-3 Holder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Note B-4 Holder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Junior Noteholders” shall mean, individually or collectively as the context requires, the Initial B-1 Holder, Initial B-2 Holder, Initial B-3 Holder or Initial B-4 Holder.

“Initial Noteholders” shall mean, collectively, the Initial Senior Noteholders and the Initial Junior Noteholders.

“Initial Senior Noteholders” shall mean, individually or collectively as the context requires, the Initial A-1 Holder, Initial A-2 Holder or Initial A-3 Holder.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance Proceeds” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Interest Accrual Period” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Interest Rate” shall have the meaning assigned to such term or any one or more analogous terms in the Mortgage Loan Documents.

“Interested Person” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds the applicable Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Junior Note” shall mean any of Note B-1, Note B-2, Note B-3 and Note B-4, as applicable.

“Junior Note Default Rate” shall mean a rate per annum equal to the Junior Note Rate plus the Note Default Interest Spread.

“Junior Noteholder” shall mean each Initial Junior Noteholders, or any subsequent holder of any Junior Note, together with their respective successors and assigns.

“Junior Noteholder Control Appraisal Period” A “Junior Noteholder Control Appraisal Period” shall exist with respect to the Mortgage Loan, if and for so long as:

(a)          (1) the initial aggregate of the Junior Note Principal Balances (plus the principal amount of any Earnout Advances funded by the Earnout Holders who are Junior Noteholders) minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, one or more of the Junior Notes after the date of creation of the Junior Notes, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to one or more of the Junior Notes and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to one or more of the Junior Notes, is less than

(b)          25% of the remainder of the (i) initial aggregate of the Junior Note Principal Balances (plus the principal amount of any Earnout Advances funded by the Earnout Holders who are Junior Noteholders) less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, one or more of the Junior Noteholders on their Junior Notes after the date of creation of the Junior Notes.

“Junior Note Percentage Interest” shall mean, with respect to the Note B-1 Holder, the Note B-1 Percentage Interest, with respect to the Note B-2 Holder, the Note B-2 Percentage Interest and with respect to the Note B-3 Holder, the Note B-3 Percentage Interest

and with respect to the Note B-4 Holder, the Note B-4 Percentage Interest, in each case as adjusted from time to time.

“Junior Note Principal Balance” shall mean, with respect to each Junior Note at any time of determination, the initial Principal Balance of such Junior Note set forth on the Mortgage Loan Schedule, plus the applicable portion of any Earnout Advance actually funded by the related Junior Noteholder that is an Earnout Holder pursuant to Section 11, less any payments of principal thereon received by the applicable Junior Noteholder or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Junior Note Rate” shall mean the Junior Note Rate set forth on the Mortgage Loan Schedule.

“Junior Note Relative Spread” shall mean the ratio of the Junior Note Rate to the Mortgage Loan Rate.

“Junior Operating Advisor” shall mean, with respect to the Mortgage Loan, the advisor appointed pursuant to Section 6(a) hereof as such Junior Operating Advisor may be replaced from time to time pursuant to Section 6(a) hereof. To the extent there is only one Junior Noteholder, the Junior Operating Advisor shall be the Junior Noteholder, unless the Junior Noteholder appoints a different Junior Operating Advisor pursuant to Section 6(a) hereof. The initial Junior Operating Advisor hereunder shall be AIG Asset Management (U.S.), LLC.

“KBRA” shall mean Kroll Bond Rating Agency, Inc., or its successor in interest.

“Lead Securitization” shall mean the Securitization of Note A-1 in a Securitization Trust to be designated by the Initial Note A-1 Holder.

“Lead Securitization Note” shall mean Note A-1.

“Lead Securitization Noteholder” shall mean the Note A-1 Holder.

“Lead Securitization Trust” shall mean the Securitization Trust created in connection with the Lead Securitization.

“Lender” shall have the meaning assigned to such term in the Mortgage Loan Agreement, together with any such Lender’s respective successors and assigns.

“Liquidation Fee” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Liquidation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“MAI” shall mean Member of the Appraisal Institute.

“Major Decisions” shall mean:

(i)            any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing the Mortgage Loan if it comes into and continues in default;

(ii)           any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Mortgage Loan Documents or any extension of the maturity date of the Mortgage Loan;

(iii)           following a default or an event of default with respect to the Mortgage Loan Documents, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents;

(iv)           any sale of the Mortgage Loan (when it is a Defaulted Loan) or REO Property for less than the applicable Purchase Price;

(v)            any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the Servicing Agreement) located at a Mortgaged Property or an REO Property;

(vi)           any release of material personal property collateral, any real personal property or any acceptance of substitute or additional collateral for the Mortgage Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(vii)          any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or consent to a transfer of a Mortgaged Property or any direct or indirect interests in the Mortgage Loan Borrower;

(viii)         any incurrence of additional debt by the Mortgage Loan Borrower or any mezzanine financing by any direct or indirect beneficial owner of the Mortgage Loan Borrower (to the extent that the Lender has consent rights pursuant to the related Mortgage Loan Documents);

(ix)            any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Mortgage Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(x)            any amendment, modification or termination of any Management Agreement (as defined in the Mortgage Loan Agreement), any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the Lender is required to consent or approve such changes under the Mortgage Loan Documents);

(xi)           releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(xii)          any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xiii)         any determination of an Acceptable Insurance Default (as defined in the Servicing Agreement);

(xiv)         any determination by the Master Servicer to transfer the Mortgage Loan to the Special Servicer under the circumstances described in clause (iii) of the definition of Servicing Transfer Event;

(xv)          any proposed modification or waiver of the types, nature or amount of insurance coverage required to be obtained by Mortgage Loan Borrower other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xvi)         any filing of a bankruptcy or similar action against the Mortgage Loan Borrower or Guarantor or the election of any action in a bankruptcy or Insolvency Proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an Insolvency Proceeding or making an § 1111(b)(2) election on behalf of the Noteholders;

(xvii)         the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower;

(xviii)        approval of any operating budget in respect of the Mortgage Loan to the extent the Lender's consent is required under the Loan Agreement;

(xix)           approval of any designation of the Special Servicer or any replacement Special Servicer; or

(xx)            any modification, waiver or amendment of any lease, the execution of any new lease other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion, or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease pursuant to Section 7.1.13 of the Mortgage Loan Agreement, in each case, at the Mortgaged Property;

provided, however that upon the occurrence and during the continuance of a Control Appraisal Period, “Major Decision” shall have the meaning given to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Master Servicer” shall mean the master servicer appointed pursuant to the Servicing Agreement.

“Master Servicer Remittance Date” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Maturity Date” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Maximum Legal Rate” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Modified Mortgage Loan” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Monetary Default” shall have the meaning assigned to such term in Section 12(a).

“Monetary Default Notice” shall have the meaning assigned to such term in Section 12(a).

“Monthly Payment” shall have the meaning assigned to such term in the Servicing Agreement.

“Monthly Payment Date” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the Loan Agreement, dated as of November 23, 2021, between the Mortgage Loan Borrower, Initial Agent and the Initial

Noteholders as Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage Loan Agreement, the Mortgage, the Notes and all other documents now or hereafter evidencing and securing the Mortgage Loan and any amendments, modifications or supplements thereto.

“Mortgage Loan Rate” shall mean, as of any date of determination, the weighted average of the Senior Note Rate and the Junior Rate.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Net Junior Note Rate” shall mean the Junior Note Rate minus the Servicing Fee Rate applicable to the Junior Note.

“Net Senior Note Rate” shall mean the Senior Note Rate minus the Servicing Fee Rate applicable to the Senior Note.

“Non-Controlling Note” shall mean the interest of each Non-Controlling Noteholder in its Note.

“Non-Controlling Noteholder” shall mean each Noteholder other than the Controlling Noteholder.

“Non-Controlling Pari Passu Noteholder” shall mean, individually or collectively as the context requires, the Note A-2 Holder and Note A-3 Holder; provided that with respect to the related Non-Controlling Note held by any such Holder, at any time such Non-Controlling Note is included in a Securitization other than the Lead Securitization, references to the “Non-Controlling Pari Passu Noteholder” herein shall mean the Non-Lead Securitization Subordinate Class Representative under the related Non-Lead Securitization Servicing Agreement, as and to the extent provided in the related Non-Lead Securitization Servicing Agreement and as to the identity of which the Lead Securitization Noteholder (and the Master Servicer and the Special Servicer) has been given written notice. The Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall not be required at any time to deal with more than one party exercising the rights of a “Non-Controlling Pari Passu Noteholder” herein or under the Servicing Agreement and, (x) to the extent that the related Non-Lead Securitization Servicing Agreement assigns such rights to more than one party or (y) to the extent a Non-Controlling Note is split into two or more New Notes pursuant to Section 39, for purposes of this Agreement, the Non-Lead Securitization Servicing Agreement or the holders of such New Notes shall designate one party to deal with the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) and provide written notice of such designation to the Lead Securitization Noteholder (and the Master Servicer and the Special Servicer acting on its behalf) (such party, the “Non-Controlling Pari Passu Noteholder Representative”); provided that, in the absence of such designation and notice, the Lead Securitization Noteholder (or the Master

Servicer or the Special Servicer acting on its behalf) shall be entitled to treat the last party as to which it has received written notice as having been designated as the Non-Controlling Pari Passu Noteholder Representative with respect to such Non-Controlling Note for all purposes of this Agreement. As of the date hereof and until further notice from the Non-Lead Securitization Noteholder (or the Non-Lead Master Servicer or another party acting on its behalf), the Note A-2 Holder and Note A-3 Holder is the Non-Controlling Pari Passu Noteholder Representative with respect to Note A-2 and Note A-3, respectively.

Prior to Securitization of any Non-Lead Securitization Note by the Non-Lead Securitization Noteholder (including any New Notes), all notices, reports, information or other deliverables required to be delivered to such Non-Lead Securitization Noteholder or Non-Controlling Pari Passu Noteholder pursuant to this Agreement or the Servicing Agreement by the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) only need to be delivered to each Non-Controlling Pari Passu Noteholder Representative and, when so delivered to each Non-Controlling Pari Passu Noteholder Representative, the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Servicing Agreement. Following Securitization of any Non-Lead Securitization Notes by the Non-Lead Securitization Noteholder, all notices, reports, information or other deliverables required to be delivered to such Non-Lead Securitization Noteholder or Non-Controlling Pari Passu Noteholder pursuant to this Agreement or the Servicing Agreement by the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall be delivered to the related Non-Lead Master Servicer and the related Non-Lead Special Servicer (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Non-Lead Securitization Servicing Agreement) and, when so delivered to the related Non-Lead Master Servicer and the related Non-Lead Special Servicer, the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Servicing Agreement.

“Non-Controlling Pari Passu Noteholder Representative” shall have the meaning assigned to such term in the definition of “Non-Controlling Pari Passu Noteholder”.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer on behalf of any Senior Noteholder to make such payments free of any obligation or liability for withholding.

“Non-Lead Asset Representations Reviewer” shall mean the “asset representations reviewer” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Certificate Administrator” shall mean the “certificate administrator” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Custodian” shall mean the “custodian” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Depositor” shall mean the “depositor” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Master Servicer” shall mean the master servicer under any Non-Lead Securitization.

“Non-Lead Note” shall mean each Non-Lead Securitization Note other than the Lead Securitization Note.

“Non-Lead Noteholder” shall mean each Non-Lead Securitization Noteholder other than the Lead Securitization Noteholder.

“Non-Lead Operating Advisor” shall mean the “trust advisor”, “operating advisor” or other analogous term under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Securitization” shall mean, individually or collective as the context requires, a Securitization of Note A-2 and/or Note A-3.

“Non-Lead Securitization Date” shall mean the closing date of any Non-Lead Securitization.

“Non-Lead Securitization Note” shall mean, individually or collectively as the context requires, Note A-2 and/or Note A-3.

“Non-Lead Securitization Noteholder” shall mean, individually or collectively as the context requires, the holder of Note A-2 and/or Note A-3.

“Non-Lead Securitization Servicing Agreement” shall mean from and after the date a Non-Lead Securitization Note is included in a Non-Lead Securitization, the pooling and servicing agreement entered into in connection with such Non-Lead Securitization.

“Non-Lead Securitization Subordinate Class Representative” shall mean the holders of the majority of the class of securities issued in a Non-Lead Securitization designated as the “controlling class” pursuant to the related Non-Lead Securitization Servicing Agreement or their duly appointed representative; provided that if 50% or more of the class of securities issued in any Non-Lead Securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” is held by a Borrower Party or a Borrower Party Affiliate, no person shall be entitled to exercise the rights of the related Non-Lead Securitization Subordinate Class Representative.

“Non-Lead Securitization Trust” shall mean the Securitization Trust into which any Non-Lead Securitization Note is deposited.

“Non-Lead Servicer” shall mean any Non-Lead Master Servicer or Non-Lead Special Servicer, as applicable.

“Non-Lead Special Servicer” shall mean any “special servicer” under a Non-Lead Securitization.

“Non-Lead Trustee” shall mean any “trustee” under a Non-Lead Securitization.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 12(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 12(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 12(d).

“Nonrecoverable Servicing Advance” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Note” shall mean any of Note A-1, Note A-2, Note A-3, Note B-1, Note B-2, Note B-3 and Note B-4, as applicable.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Holder” shall mean the Initial Note A-1 Holder, or any subsequent holder of the Note A-1, together with its successors and assigns.

“Note A-1 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-1 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance.

“Note A-1 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-1 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-1 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Holder” shall mean the Initial Note A-2 Holder, or any subsequent holder of the Note A-2, together with its successors and assigns.

“Note A-2 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-2 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance.

“Note A-2 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-1 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-3” shall have the meaning assigned to such term in the recitals.

“Note A-3 Holder” shall mean the Initial Note A-3 Holder, or any subsequent holder of the Note A-3, together with its successors and assigns.

“Note A-3 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-3 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance.

“Note A-3 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-3 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-3 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note B-1” shall have the meaning assigned to such term in the recitals.

“Note B-1 Holder” shall mean the Initial Note B-1 Holder, or any subsequent holder of the Note B-1, together with its successors and assigns.

“Note B-1 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note B-1 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance.

“Note B-1 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note B-1 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note B-1 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note B-2” shall have the meaning assigned to such term in the recitals.

“Note B-2 Holder” shall mean the Initial Note B-2 Holder, or any subsequent holder of the Note B-2, together with its successors and assigns.

“Note B-2 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note B-2 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance.

“Note B-2 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note B-1 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note B-2 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note B-3” shall have the meaning assigned to such term in the recitals.

“Note B-3 Holder” shall mean the Initial Note B-3 Holder, or any subsequent holder of the Note B-3, together with its successors and assigns.

“Note B-3 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note B-3 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance.

“Note B-3 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note B-3 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note B-3 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note B-4” shall have the meaning assigned to such term in the recitals.

“Note B-4 Holder” shall mean the Initial Note B-4 Holder, or any subsequent holder of the Note B-4, together with its successors and assigns.

“Note B-4 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note B-4 Principal Balance and the denominator of which is the sum of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance.

“Note B-4 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note B-4 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note B-4 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note Default Interest Spread” shall mean with respect to the outstanding principal balance of any Note, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Note Rate applicable to such Note.

“Note Pledgee” shall have the meaning assigned to such term in Section 20(e).

“Note Rate” shall mean any of the Senior Note Rate and the Junior Note Rate, as applicable.

“Note Register” shall have the meaning assigned to such term in Section 22.

“Noteholder” shall mean any of the Senior Noteholders and the Junior Noteholders, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 13.

“Operating Advisor” shall mean the operating advisor appointed pursuant to the Lead Securitization Servicing Agreement.

“Periodic Payment” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $500,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 20(e).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Prime Rate” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Principal Balance” shall mean any of the Note A-1 Principal Balance, the Note A-2 Principal Balance, the Note A-3 Principal Balance, the Note B-1 Principal Balance, the Note B-2 Principal Balance, the Note B-3 Principal Balance and the Note B-4 Principal Balance, as applicable.

“Pro Rata and Pari Passu Basis” shall mean (a) with respect to the Senior Notes and the related Senior Noteholders, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Senior Noteholders, as the case may be, without any priority of any such Note or any such Senior Noteholder over another such Note or Senior Noteholder, as the case may be, and in any event such that each such Senior Note or Senior Noteholder, as the case may be, is allocated its respective percentage interest (relative to other Senior Notes) in such particular payment, collection, cost, expense, liability or other amount, and (b) with respect to the Junior Notes and the related Junior Noteholders, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Junior Noteholders, as the case may be, without any priority of any such Note or any such Junior Noteholder over another such Note or Junior Noteholder, as the case may be, and in any event such that each such Junior Note or Junior Noteholder, as the case may be, is allocated its respective percentage interest (relative to other Junior Notes) in such particular payment, collection, cost, expense, liability or other amount.

“Purchase Price” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders, DBRI, AGLIC and VALIC, and any other Person that is:

(a)               an entity Controlled (as defined below) by, under common Control with or Controlling any of the Initial Senior Noteholders, the Initial Junior Noteholders, DBRI, AGLIC and VALIC or any Affiliate thereof, or

(b)               one or more of the following:

(i)            a real estate investment bank, an insurance company, reinsurance trust, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)            an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended, or

(iii)          a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Note, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CDO”) secured by, or (c) a financing through an “owner trust” of, a Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of a Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating or is otherwise acceptable to the Rating Agencies rating each Securitization (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or

(3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)            an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $500,000,000, in which (A) the Senior Noteholders or the Junior Noteholder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)            an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (b)(ii), (b)(iii)(a), (b)(iv)(B) or (b)(v) of this definition, (x) such entity has at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm, asset manager or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(c)          any entity Controlled (as defined below) by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement, or as to which the Rating Agencies have stated they would not review such entity in connection with the subject transfer.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” have the meaning correlative thereto).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean any of (a) S&P, (b) Moody’s, (c) Fitch, (d) DBRS, (e) KBRA or, (f) if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Depositor or Non-Lead Depositor to rate the securities issued in connection with the Securitization of any Senior Note; provided, however, that, at any time during which any Senior Note is an asset of one or more Securitizations, “Rating Agencies” or “Rating Agency” shall mean with respect to any Senior Note, only those rating agencies that are engaged by the Depositor or Non-Lead Depositor, as applicable, from time to time to rate the securities issued in connection with the Securitization of such Note.

“Rating Agency Confirmation” shall mean after a Securitization, the meaning given thereto or any analogous term in the Servicing Agreement including any deemed Rating Agency Confirmation.

“Recovered Costs” shall mean any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 20(e).

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Reimbursement Rate” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“REO Property” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Required Special Servicer Rating” shall mean (i) in the case of Fitch, a rating of “CSS3”, (ii) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (iii) in the case of Moody’s, within the twelve (12) month period prior to the date of determination, such special servicer has acted as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans as a material reason for such downgrade or withdrawal, (iv) in the case of KBRA, KBRA has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination, and (v) in the case of DBRS Morningstar, within the twelve (12) month period prior to the date of determination, such special servicer has acted as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by DBRS Morningstar, and DBRS Morningstar has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans as a material reason for such downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal).

“S&P” shall mean S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors in interest.

“Securitization” shall mean one or more sales by the Note A-1 Holder, the Note A-2 Holder or the Note A-3 Holder of all or a portion of such Senior Note to a depositor, who will in turn include such portion of such Senior Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of the Lead Securitization Note or portion thereof is consummated.

“Senior Notes” shall mean any of Note A-1, Note A-2 and Note A-3, as applicable.

“Senior Note Default Rate” shall mean a rate per annum equal to the Senior Note Rate plus the Note Default Interest Spread.

“Senior Noteholder” shall mean each Initial Senior Noteholder, or any subsequent holder of any Senior Note, together with their respective successors and assigns.

“Senior Note Percentage Interest” shall mean, with respect to the Note A-1 Holder, the Note A-1 Percentage Interest, with respect to the Note A-2 Holder, the Note A-2 Percentage Interest and with respect to the Note A-3 Holder, the Note A-3 Percentage Interest, as each may be adjusted from time to time.

“Senior Note Principal Balance” shall mean, with respect to each Senior Note at any time of determination, the initial Principal Balance of such Senior Note set forth on the Mortgage Loan Schedule, plus the applicable portion of any Earnout Advance actually funded by the related Senior Noteholder that is an Earnout Holder pursuant to Section 11, less any payments of principal thereon received by the applicable Senior Noteholder or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Senior Note Rate” shall mean the Senior Note Rate set forth on the Mortgage Loan Schedule.

“Senior Note Relative Spread” shall mean the ratio of the Senior Note Rate to the Mortgage Loan Rate.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which any Senior Note is held.

“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan, any other Event of Default for which the Mortgage Loan is actually accelerated or any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Mortgage Loan, or any bankruptcy or insolvency event that constitutes an Event of Default; provided, however, that unless the Servicer under the Servicing Agreement has notice or knowledge of such event at least ten (10) Business Days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Mortgage Loan. A Sequential Pay Event shall no longer exist to the extent it has been cured (including, without limitation, pursuant to any cure payment made by the Junior Noteholder in accordance with Section 12) and shall not be deemed to exist to the extent (x) the Junior Noteholder is exercising its cure rights under Section 12 or (y) that the default that led to the occurrence of such Sequential Pay Event has been otherwise cured.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicing Advance” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Servicing Agreement” shall mean the pooling and servicing agreement to be entered into in connection with the Securitization of Note A-1. The Servicing Standard in the Servicing Agreement shall require, among other things, that each Servicer, in servicing the Mortgage Loan, must take into account the interests of each Noteholder (taking into account that the Junior Note is subordinate to the Senior Note, subject to the terms of this Agreement). On or promptly following the Securitization Date, the Initial Note A-1 Holder shall cause to be delivered to each Initial Junior Noteholders a copy of the Servicing Agreement via electronic delivery to the Email address(es) provided on Exhibit B to this Agreement.

“Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement, or with respect to Note A-2, Note A-3 and each Junior Note, 0.0% per annum.

“Servicing Standard” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Servicing Transfer Event” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Specially Serviced Mortgage Loan” shall mean the Mortgage Loan as to which a Servicing Transfer Event has occurred and is continuing.

“Special Servicer” shall mean a Special Servicer appointed as provided in the Servicing Agreement, in each case, subject to the terms and provisions of this Agreement.

“Special Servicing Fee” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Special Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Stated Principal Balance” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 5(g).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 5(g).

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repurchase financing or a Pledge in accordance with Section 20(e)).

“Trustee” shall mean the trustee appointed pursuant to the Lead Securitization Servicing Agreement.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“VALIC” shall mean The Variable Annuity Life Insurance Company.

“Whole Loan” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Whole Loan Collection Account” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

“Workout” shall mean any written modification, waiver, amendment, restructuring or workout of the Mortgage Loan or the Note entered into with the Mortgage Loan Borrower in accordance with the Servicing Agreement.

“Workout Fee” shall have the meaning assigned to such term in the Servicing Agreement, subject to Section 2(d)(vii) hereof.

Section 2.          Servicing.

(a)          Each Noteholder acknowledges and agrees that, subject to this Agreement, the Mortgage Loan shall be serviced (i) prior to the Lead Securitization Date, by CBRE in accordance with the terms of this Agreement and that certain interim servicing agreement between Midland Loan Services, a Division of PNC Bank, National Association and the Initial Note A-1 Holder (as amended, the “Interim Servicing Agreement”), provided that (x) the Initial Note A-1 Holder shall ensure for the benefit of the other Noteholders that the Mortgage Loan shall be serviced in accordance with the Servicing Standard and in any event neither CBRE nor the Initial Note A-1 Holder (or any Noteholder) shall enter into any modification, wavier, consent or amendment of the Mortgage Loan or any portion thereof unless each Noteholder consents thereto in its sole discretion and (y) if for any reason a Securitization of the Lead Securitization Note does not occur within ninety (90) days following the date hereof, all Noteholders shall negotiate in good faith for the execution and delivery of a servicing agreement with CBRE as servicer with commercially reasonable servicing provisions, and (ii) after the Lead Securitization Date, subject to Section 2(p) hereof, the Servicing Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Notes other than Note A-1 (and any Non-Lead Master Servicer may be required to advance monthly payments of principal and interest on the related Non-Lead Note pursuant to the terms of the applicable Non-Lead Securitization Servicing Agreement) if such principal or interest is not paid by the Mortgage Loan Borrower but shall be obligated to advance delinquent real estate taxes, insurance premiums and other expenses related to the maintenance of the Mortgaged Property and maintenance and enforcement of the lien of the Mortgage thereon, subject to the terms of the Servicing Agreement. If the Lead Securitization does not occur within 30 days of the date hereof, the Initial Note A-1 Holder shall deliver, at the request of any other Noteholder, a copy of the Interim Servicing Agreement to such Noteholder within five (5) Business Days following request, provided that such copy may be reasonably redacted to omit provisions unrelated to the Mortgage Loan or other confidential or commercially sensitive information. The Junior Noteholder acknowledges that each Senior Noteholder may elect, in its sole discretion, to include its Senior Note in a Securitization and agrees that it will reasonably cooperate with the applicable Senior Noteholder, at such Senior Noteholder’s, sole cost and expense (including, without limitation, attorney’s fees), to effect such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, Special Servicer and the Trustee under the Servicing Agreement by the Depositor and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Servicing Agreement and the terms and provisions of this Agreement. Each Noteholder hereby appoints the Master Servicer, the Special Servicer and the Trustee in the Lead Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Noteholders set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require the Servicer to enforce the rights of any Noteholder against any other Noteholder or limit the Servicer in enforcing the rights of one Noteholder against any other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to any other Noteholder. The Noteholders agree that no servicing fee will be payable under the Interim Servicing Agreement by the Noteholders (other than Note A-1 Holder). The Initial Agent shall ensure that if the Initial Agent, CBRE or an Earnout Holder receives a request for the Earnout Advance, such Person shall promptly notify the Initial Note A-1 Holder, including by email to each email address listed in the Initial Note A-1 Holder’s notice address set forth in this Agreement.

(b)               The then Controlling Noteholder shall be entitled to exercise any notice and consent rights of the “directing holder,” “directing certificateholder,” “controlling class,” “controlling class representative” or any analogous class or holder under the Servicing Agreement with respect to the servicing of the Mortgage Loan, except to the extent such Noteholder is expressly prohibited from exercising such rights under the terms of this Agreement in its capacity as the Controlling Noteholder and in any event, if Junior Noteholders are the Controlling Noteholder, excluding any such notice or consent right that relates to (i) any mortgage loan (or REO property) other than the Mortgage Loan or REO Property related to the Mortgage Loan; (ii) the determination of which class or certificateholders in the Lead Securitization constitute the “directing class”, “directing certificateholders”, “controlling class”, or “controlling class certificateholders) in the Lead Securitization, including the determination of a “control termination event” or “consultation termination event”; (iii) any mortgage loan purchase agreement, including any representation or warranty thereunder, any breach of such a representation or warranty, any remedy in respect of any breach of a representation or warranty, any loss of value payment in respect of a breach of representation or warranty, or to any “repurchase request”, “repurchase request withdrawal” or “repurchase communication”, or to what constitutes a “qualified substitute mortgage loan”; (iv) any notice or consent rights related to the obligation of any person or entity to deliver or cause to be delivered any “mortgage file” or “mortgage loan document” or servicing files; (v) any right of any certificateholder in the Lead Securitization to the rights and benefits arising under the terms of its certificates as certificates, including rights to notice or consent to any amendment of the Servicing Agreement; (vi) any right of such a “directing holder”, “directing certificate holder”, “controlling class”, “controlling class representative” or any analogous class or holder to consent to changes in the association or organization referred to in the definition of any “CREFC” report; or (vii) any notice or consent right with respect to any amendment of any matter described in any of the preceding clauses.

(c)          In no event may the Servicing Agreement change the interest allocable to, or the amount or timing of any payments due to, the Controlling Noteholder or materially increase the Controlling Noteholder’s obligations or materially decrease the Controlling Noteholder’s rights, remedies or protections hereunder.

(d)          The Servicing Agreement shall contain provisions to the effect that:

(i)            if an event of default under the Servicing Agreement has occurred (A) with respect to the Master Servicer under the Servicing Agreement that affects a Noteholder or any class of commercial mortgage securities backed by a Note or a participation interest in a Note, and the Master Servicer is not otherwise terminated under the Servicing Agreement, then the Junior Noteholder or the Junior Operating Advisor acting on behalf of the Junior Noteholder (if the Junior Noteholder is the Controlling Noteholder) shall be entitled to direct the Trustee to appoint a sub-servicer solely with respect to the Mortgage Loan (or if the Mortgage Loan is currently being sub-serviced, to replace the current sub-servicer, but only if such original sub-servicer is in default under the related sub-servicing agreement); and (B) the appointment (or replacement) of a sub-servicer with respect to the Mortgage Loan, as contemplated in clause (A) above, will in any event be subject to written confirmation from each Rating Agency that such appointment would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the securities issued in connection with any Securitization;

(ii)           any payments received on the Mortgage Loan shall be paid by the Master Servicer to the Lead Securitization Noteholder) on the Master Servicer Remittance Date under the Servicing Agreement and to the other Noteholders on the date described in Section 8(a);

(iii)            the Controlling Noteholder (or a “shadow” servicer appointed by it) shall be entitled to receive, and the Master Servicer and the Special Servicer shall provide access to, any information relating to the Mortgage Loan, the Mortgage Loan Borrower or the Mortgaged Property as the Controlling Noteholder may reasonably request and is or would be customarily in the possession of, or collected or known by, the Master Servicer or the Special Servicer of mortgage loans similar to the Mortgage Loan and, in any event, all information that is provided and that is required to be provided to holders of the securities issued by the Lead Securitization Trust including but not limited to standard CREFC reports and Asset Status Reports, provided that if an interest in the Controlling Noteholder or the related Note is held by a Borrower Party or a Borrower Party Affiliate, then the Controlling Noteholder (or its “shadow” servicer) shall not be entitled to receive the Asset Status Report or any other information relating to the Special Servicer’s workout strategy, nor any “excluded information” or analogous term under the Servicing Agreement;

(iv)         each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Servicing Agreement and may directly enforce such rights;

(v)          subject to clause (vii) below, the Servicing Agreement may not be amended without the consent of each Noteholder if such amendment would materially and adversely affect its rights thereunder;

(vi)         [reserved]; and

(vii)        [reserved].

(e)          Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

(f)          At any time after the Securitization Date that the Lead Securitization Note is no longer subject to the provisions of the Servicing Agreement, the Lead Securitization Noteholder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement that contains servicing provisions which are the same as or more favorable to the Junior Noteholder, in substance, to those in the Servicing Agreement (including, without limitation, all applicable provisions relating to delivery of information and reports necessary for any Non-Lead Securitization to comply with any applicable reporting requirements under the Securities Exchange Act of 1934, as amended) and all references herein to the “Servicing Agreement” shall mean such subsequent servicing agreement; provided, however, that if any Non-Lead Securitization Note is in a Securitization, then a Rating Agency Confirmation shall have been obtained from each Rating Agency with respect to such subsequent servicing agreement; provided, further, however, that until a replacement servicing agreement has been entered into, the Lead Securitization Noteholder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer appointed by Lead Securitization Noteholder and the special servicer appointed by the Controlling Noteholder and does not have to be performed by the service providers set forth under the Servicing Agreement.

(g)         Each Non-Lead Securitization Noteholder agrees that, if the related Non-Lead Securitization Note is included in a Securitization, it shall cause the applicable Non-Lead Securitization Servicing Agreement to contain provisions to the effect that:

(i)           the related Non-Lead Securitization Noteholder shall be responsible for its pro rata share of any Nonrecoverable Servicing Advances (and advance interest thereon) and any additional trust fund expenses, but only to the extent that they relate to servicing and administration of the Notes and the Mortgaged Property, including without limitation, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees relating to the Notes, and that in the event that the funds received with respect to each respective Note are insufficient to cover such Servicing Advances or additional trust fund expenses, (A) the related Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer or the Special Servicer, pay or reimburse the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, or the Lead Securitization Trust, as applicable, out of general funds in the collection account (or equivalent account) established under the related Non-Lead Securitization Servicing Agreement for such Non-Lead Securitization Noteholder’s pro rata share of any such Nonrecoverable Servicing Advances (together with advance interest thereon) and/or additional trust fund expenses (including compensation due to the Master Servicer and the Special Servicer to the extent related to the servicing and administration of the Mortgage Loan and the Mortgaged Property), and (B) if the Servicing Agreement permits the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to reimburse itself from the Lead Securitization Trust’s general account, then the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may do so, and the related Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer, the Special Servicer or the Trustee, reimburse the Lead Securitization Trust out of general funds in the collection account (or equivalent account) established under the related Non-Lead Securitization Servicing Agreement for such Non-Lead Securitization Noteholder’s pro rata share of any such Nonrecoverable Servicing Advances (together with advance interest thereon) and/or additional trust fund expenses (including compensation due to the Master Servicer and the Special Servicer to the extent related to the servicing and administration of the Mortgage Loan and the Mortgaged Property);

(ii)            each of the Indemnified Parties shall be indemnified (as and to the same extent the Lead Securitization Trust is required to indemnify each of such Indemnified Parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of the Servicing Agreement and, in the case of the Lead Securitization Trust, to the extent of any additional trust fund expenses with respect to the Mortgage Loan) by the related Non-Lead Securitization Trust, against any of the Indemnified Items to the extent of its pro rata share of such Indemnified Items, and to the extent amounts on deposit in the Whole Loan Collection Account that are allocated to the related Non-Lead Securitization Note are insufficient for reimbursement of such amounts, the related Non-Lead Master Servicer will be required to reimburse each of the applicable Indemnified Parties for the related Non-Lead Securitization Note’s pro rata share of the insufficiency out of general funds in the collection account (or equivalent account) established under the related Non-Lead Securitization Servicing Agreement;

(iii)            the related Non-Lead Certificate Administrator will be required to deliver to the Trustee, the Certificate Administrator, the Special Servicer, the Master Servicer and the Operating Advisor (i) promptly following the Certificate Administrator’s receipt of notice of the Securitization of the related Non-Lead Securitization Note, notice of the deposit of the related Non-Lead Securitization Note into a Securitization Trust (which notice shall also provide contact information for the trustee, the certificate administrator, the related Non-Lead Master Servicer, the related Non-Lead Special Servicer and the party designated to exercise the rights of the related “Non-Controlling Note Holder” under this Agreement), accompanied by a true and correct copy of such executed Non-Lead Securitization Servicing Agreement and (ii) notice of any subsequent change in the identity of the related Non-Lead Master Servicer or the party designated to exercise the rights of the related “Non-Controlling Note Holder” under this Agreement (together with the relevant contact information);

(iv)            any matter affecting the servicing and administration of the Mortgage Loan that requires delivery of a Rating Agency Confirmation pursuant to the Servicing Agreement shall also require delivery of a Rating Agency Confirmation under each Non-Lead Securitization Servicing Agreement; and

(v)            the Master Servicer, the Special Servicer, the Trustee and the Lead Securitization Trust shall be third party beneficiaries of the foregoing provisions.

(h)               The Servicing Agreement shall provide that compensating interest payments as defined therein with respect to the Senior Notes will be allocated by the Master Servicer among each Senior Note, pro rata, in accordance with their respective principal amounts. The Master Servicer shall remit any compensating interest payment in respect of each Non-Lead Note to the related Non-Lead Note Holder.

(i)           In the event any filing is required to be made by any Non-Lead Depositor under the related Non-Lead Securitization Servicing Agreement in order to comply with the Non-Lead Depositor’s requirements under the Securities Exchange Act of 1934, as amended, the related Non-Lead Securitization Noteholder (including the related Non-Lead Depositor and related Non-Lead Trustee) shall use commercially reasonable efforts to timely comply with any such filing.

(j)           Each Non-Lead Securitization Noteholder shall give each of the parties to the Servicing Agreement and the Junior Noteholder (that will not also be a party to the related Non-Lead Securitization Servicing Agreement) notice of the Non-Lead Securitization in writing (which may be by e-mail) promptly after the related Non-Lead Securitization Date. Such notice shall contain contact information for each of the parties to the related Non-Lead Securitization Servicing Agreement. In addition, after the related Non-Lead Securitization Date, the related Non-Lead Securitization Noteholder shall send a copy of the related Non-Lead Securitization Servicing Agreement to each of the parties to the Servicing Agreement and the Junior Noteholder.

(k)               If a Non-Lead Securitization Note becomes the subject of an Asset Review pursuant to the related Non-Lead Securitization Servicing Agreement, the Master Servicer, the Special Servicer, the Trustee and the Custodian shall reasonably cooperate at the Non-Lead Securitization Note Holder’s expense with such Non-Lead Asset Representations Reviewer in connection with such Asset Review by providing such Non-Lead Asset Representations Reviewer with any documents reasonably requested by such Non-Lead Asset Representations Reviewer, but only to the extent that such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be, and are not in the possession of the Non-Lead Asset Representations Reviewer (and the Non-Lead Asset Representations Reviewer has informed such party that it has first requested, and not received, the documents from the Non-Lead Master Servicer, the Non-Lead Special Servicer and the Non-Lead Custodian).

(l)           Subject to the Servicer’s obligation to act in accordance with the Servicing Standard and subject to a Rating Agency Confirmation, and solely in the event that S&P rates any securities issued in connection with any Securitization of any Senior Note, the Servicer shall require the related Mortgage Loan Borrower to maintain insurance with an insurer meeting the minimum S&P ratings requirements specified in the related Mortgage Loan Documents (and, for the avoidance of doubt, without regard to any Lender discretion with respect to such ratings in the related Mortgage Loan Documents).

(m)             In addition to the non-cashiering subservicing agreement required to be entered into pursuant to Section 2(p) below (i) any Noteholder of a Note that is not the subject of a Securitization, at such Noteholder’s sole cost and expense, shall have the right to appoint a separate “shadow” servicer to “shadow” service solely the rights of such Noteholder hereunder with respect to the Note held by such Noteholder, provided that, (A) no Noteholder (in the aggregate with its Affiliates) will designate more than one such “shadow” servicer at any given time, and (B) Lead Securitization Noteholder (and any Servicer) shall not be required to recognize any Person as a “shadow” servicer for a Noteholder until such Noteholder has notified the Lead Securitization Noteholder (and any Servicer) of such appointment and provides the Lead Securitization Noteholder (and any Servicer) with written confirmation of its acceptance of such appointment, together with contact information for the delivery of notices and other correspondence from and after any such designation until two (2) Business Days after the Master Servicer or the Special Servicer, as applicable, receives a written notice of revocation of such designation, the Master Servicer or the Special Servicer, as applicable, shall be entitled to rely on the instructions of, notices from and approvals of such “shadow” servicer as being made on behalf of the applicable Noteholder, and (ii) if such Noteholder so notifies the Master Servicer or the Special Servicer, as applicable, in writing, that such Noteholder has appointed a “shadow” servicer to “shadow” service its Note, the Master Servicer or the Special Servicer, as applicable, shall deliver the following to such separate “shadow” servicer in lieu of the applicable Noteholder: (1) any notice, reports, documents or other information that would otherwise be required to be delivered hereunder to such Noteholder, (2) amounts owing to such Noteholder under the Mortgage Loan Agreement that would otherwise be required to be remitted hereunder to such Noteholder and (3) access to the Master Servicer’s website that the Junior Noteholder is entitled to under Section 5(d), subject to the procedures set forth in the Servicing Agreement, provided, however, in no event shall such separate “shadow” servicer (in that capacity) have any right whatsoever to (x) seek compensation reimbursement or indemnification payments from Mortgage Loan Borrower or from any other Noteholder, deal directly with the Mortgage Loan Borrower or exercise any power that the appointing Noteholder is not authorized to exercise hereunder in the absence of such appointment, (y) otherwise interfere with the carrying out of the rights and duties hereunder of the Master Servicer or the Special Servicer, as applicable, or (z) cause the Master Servicer or the Special Servicer, as applicable, to incur any additional cost or expense that would not otherwise be incurred hereunder by the Master Servicer or the Special Servicer, as applicable or be entitled to reimbursement of expenses from Note A-1 Holder or any Servicer thereof.

(n)               Each Earnout Holder hereby acknowledges that such Earnout Holder is solely responsible to make its pro rata share of any Earnout Advance required to be made by the Lender under the Mortgage Loan Documents. Upon the funding of the Earnout Advance by the Earnout Holders pursuant to Section 11, the related Senior Note Principal Balance and Junior

Note Principal Balance, as applicable, shall be increased by the applicable amount of the Earnout Advance related to such Note.

(o)           The Note A-1 Holder (or any interim servicer on its behalf or, at any time when the Senior Note is included in the Securitization, the Master Servicer) shall deliver to the Earnout Holders any requests from the Mortgage Loan Borrower for disbursement of the Earnout Advance received by the Note A-1 Holder within two (2) Business Days after receipt.

(p)           Notwithstanding anything to the contrary contained herein, in the Servicing Agreement or in any Non-Lead Securitization Servicing Agreement, initial Note A-1 Holder shall cause the Master Servicer to enter into a commercially reasonable non-cashiering subservicing agreement between the Master Servicer and CBRE in connection with entering into the Lead Securitization, which non-cashiering subservicing agreement shall require CBRE to (i) collect from the related Mortgage Loan Borrower all ongoing financial statements and deliverables required to be provided from time to time pursuant to Section 7.1.6 of the Mortgage Loan Agreement, and coordinate site inspections, and (ii) serve as the primary lender contact on a non-cashiering basis for receiving and responding to any communications by the Mortgage Loan Borrower related to any consents or waivers under the terms of the Mortgage Loan Agreement, and manage any such requests for consents or waivers under the terms of the Mortgage Loan Agreement; provided that CBRE shall not have authority under such non-cashiering subservicing agreement to grant any modification, waiver, consent or amendment without the consent of the Master Servicer or Special Servicer, as applicable under the Servicing Agreement, (iii) administering any Earnout Advances requested by the Mortgage Loan Borrower pursuant to Section 2.2.6 of the Mortgage Loan Agreement. Such non-cashiering subservicing agreement shall not apply to any period when the Mortgage Loan is a Specially Serviced Loan unless the Special Servicer consents thereto. Such non-cashering subservicing agreement need not provide for the payment of any ongoing servicing fee to CBRE by the Master Servicer. The execution of an initial cashiering sub-servicing agreement under this subsection (o) shall constitute full and complete satisfaction and discharge of initial Note A-1 Holder’s obligations under this subsection.

Section 3.          Subordination of Junior Note; Payments Prior to a Sequential Pay Event. The Junior Notes and the rights of the Junior Noteholders to receive payments of interest, principal and other amounts with respect to the Junior Notes shall at all times be junior, subject and subordinate to the Senior Notes and the right of the Senior Noteholders to receive payments of interest, principal and other amounts with respect to the Senior Notes as set forth herein. If no Sequential Pay Event, as determined by the applicable Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan, Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions) and any other amounts paid by Mortgage Loan Borrower under the Mortgage Loan Documents, but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Operating Advisor, Certificate Administrator or Trustee (excluding trustee fees, certificate administrator fees and operating advisor fees, all of which shall be payable by each of the Senior Noteholders to such parties out of distributions made to them in respect of the related Senior Notes), with respect to the Mortgage Loan pursuant to the Servicing Agreement, shall be distributed by the Servicer for payment in the following order of priority without duplication (and payments shall be made at such times as are set forth in this Agreement):

(a)          first, to each Senior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount equal to the accrued and unpaid interest on its applicable Senior Note Principal Balance at the applicable Net Senior Note Rate;

(b)          second, to each Senior Noteholder on a Pro Rata and Pari Passu Basis in an amount equal to the applicable Senior Note Percentage Interest of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Senior Note Principal Balance has been reduced to zero; provided, that with respect to any Insurance Proceeds or Condemnation Proceeds allocated as principal on the Mortgage Loan and payable to the Noteholders collectively pursuant to this Section 3, 100% of such Insurance Proceeds and Condemnation Proceeds shall be distributed on a Pro Rata and Pari Passu Basis to the Senior Noteholders until their Principal Balances have been reduced to zero;

(c)          third, to each Senior Noteholder on a Pro Rata and Pari Passu Basis up to the amount of any unreimbursed costs and expenses paid by such Senior Noteholder including any Recovered Costs not previously reimbursed to such Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)          fourth, to each Senior Noteholder on a Pro Rata and Pari Passu Basis in an amount equal to the product of (i) the applicable Senior Note Percentage Interest, (ii) the Senior Note Relative Spread, and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(e)          fifth, if the proceeds of any foreclosure sale or any liquidation of the Mortgage Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a Workout, the Senior Note Principal Balance has been reduced, such excess amount shall be paid to each Senior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount up to the reduction, if any, of its applicable Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(f)           sixth, to the extent a Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 12, to reimburse the Junior Noteholder for all such cure payments; and to the Junior Noteholder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Junior Noteholder in connection with any cure of a non-monetary default pursuant to Section 12, to the extent reimbursable by, but not previously reimbursed by, the Mortgage Loan Borrower;

(g)            seventh, to each Junior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount equal to the accrued and unpaid interest on its applicable Junior Note Principal Balance at the applicable Net Junior Note Rate;

(h)            eighth, to each Junior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount equal to its applicable Junior Note Percentage Interest of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Junior Note Principal Balance has been reduced to zero; provided, that with respect to any Insurance Proceeds or Condemnation Proceeds allocated as principal on the Mortgage Loan and available to the Noteholders collectively pursuant to this Section 3, the portion of such Insurance Proceeds and Condemnation Proceeds remaining after distribution to the Senior Notes pursuant to Section 3(b) above shall be distributed on a Pro Rata and Pari Passu Basis to the Junior Noteholders until their Principal Balances have been reduced to zero;

(i)             ninth, to each Junior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the applicable Junior Note Percentage Interest, (ii) the Junior Note Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(j)             tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to each Junior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount up to the reduction, if any, of its applicable Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the Junior Note Rate;

(k)            eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid pro rata to each Senior Noteholder and each Junior Noteholder in accordance with its applicable Senior Note Percentage Interest and its applicable Junior Note Percentage Interest, respectively; and

(l)            twelfth, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(k), any remaining amount shall be paid pro rata to each Senior Noteholder and each Junior Noteholder in accordance with its applicable Senior Note Percentage Interests and its applicable Junior Note Percentage Interest, respectively.

Section 4.          Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3 of this Agreement; provided, if a Sequential Pay Event, as determined by the applicable Servicer and as set forth in the Servicing Agreement, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan, Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions) and any other amounts paid by Mortgage Loan Borrower under the Mortgage Loan Documents, but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to any Servicer under Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Operating Advisor, Certificate Administrator or Trustee (excluding trustee fees, certificate administrator fees and operating advisor fees, all of which shall be payable by each of the Senior Noteholders to such parties out of distributions made to them in respect of the related Senior Note), with respect to this Mortgage Loan pursuant to the Servicing Agreement with respect to the Mortgage Loan, shall be distributed by the Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in this Agreement):

(a)          first, to each Senior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount equal to the accrued and unpaid interest on its applicable Senior Note Principal Balance at the applicable Net Senior Note Rate;

(b)          second, to each Senior Noteholder in an amount equal to all amounts collected on the Mortgage Loan, on a Pro Rata and Pari Passu Basis, based on its applicable Senior Note Principal Balance, until the Senior Note Principal Balance for each such Note has been reduced to zero;

(c)          third, to each Senior Noteholder on a Pro Rata and Pari Passu Basis up to the amount of any unreimbursed costs and expenses paid by such Senior Noteholder including any Recovered Costs not previously reimbursed to such Senior Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)           fourth, to each Senior Noteholder on a Pro Rata and Pari Passu Basis in an amount equal to the product of (i) the applicable Senior Note Percentage Interest, (ii) the Senior Note Relative Spread, and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(e)          fifth, if the proceeds of any foreclosure sale or any liquidation of the Mortgage Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a Workout, the Senior Note Principal Balance has been reduced, such excess amount shall be paid to the Senior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount up to the reduction, if any, of its applicable Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(f)          sixth, to the extent a Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 12, to reimburse the Junior Noteholder for all such cure payments; and to the Junior Noteholder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Junior Noteholder in connection with any cure of a non-monetary default pursuant to Section 12, to the extent reimbursable by, but not previously reimbursed by, the Mortgage Loan Borrower;

(g)          seventh, to each Junior Noteholder, on a Pro Rata and Pari Passu Basis, in an amount equal to the accrued and unpaid interest on its applicable Junior Note Principal Balance at the applicable Net Junior Note Rate;

(h)          eighth, to each Junior Noteholder on a Pro Rata and Pari Passu Basis, in an amount equal to all amounts allocated as principal on the Mortgage Loan (including, for the avoidance of doubt, any Insurance Proceeds or Condemnation Proceeds allocated as principal on the Mortgage Loan), until its applicable Junior Note Principal Balance has been reduced to zero;

(i)           ninth, to each Junior Noteholder on a Pro Rata and Pari Passu Basis in an amount equal to the product of (i) the applicable Junior Note Percentage Interest, (ii) the Junior Note Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(j)           tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout, the Junior Note Principal Balance has been reduced, such excess amount shall be paid to the Junior Noteholder on a Pro Rata and Pari Passu Basis in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the Junior Note Rate;

(k)          eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid, pro rata, to each Senior Noteholder and each Junior Noteholder in accordance with its applicable Senior Note Percentage Interests and its applicable Junior Note Percentage Interest, respectively; and

(l)           twelfth, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(k), any remaining amount shall be paid, pro rata, to each Senior Noteholder and each Junior Noteholder in accordance with its applicable Senior Note Percentage Interests and its applicable Junior Note Percentage Interest, respectively.

Section 5.          Administration of the Mortgage Loan.

(a)          Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement, and consistent with the Servicing Standard, the Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and no other Noteholder shall have any voting, consent or other rights whatsoever with respect to the Lead Securitization Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan except as set forth in this Agreement and the Servicing Agreement including the rights of the Junior Noteholder in their capacity as the Controlling Noteholder to consent to the Major Decisions set forth in this Agreement. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 5(f) below), and consistent with the Servicing Standard, each Non-Lead Securitization Noteholder and Junior Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) the rights, if any, that such Non-Lead Securitization Noteholder or Junior Noteholder has to, (i) call or cause the Lead Securitization Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Lead Securitization Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. The Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) shall not have any fiduciary duty to any Non-Lead Securitization Noteholder and or the Junior Noteholder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Securitization Noteholder from the obligation to make any disbursement of funds as set forth herein).

Subject to Section 12 and Section 13 hereof, upon the Mortgage Loan becoming a Defaulted Loan, each Non-Lead Noteholder hereby acknowledges the right and obligation of the Lead Securitization Noteholder (or the Special Servicer acting on behalf of the Lead Securitization Noteholder) to sell each Non-Lead Note together with the Lead Securitization Note as notes evidencing one whole loan in accordance with the terms of the Servicing Agreement. In connection with any such sale (and subject to Section 12 and Section 13 hereof), the Special Servicer may, in accordance with the terms and provisions of the Servicing Agreement and subject to the Servicing Standard, elect to sell (1) the Mortgage Loan, subject to the consent right of the Controlling Noteholder (or its Junior Operating Advisor), in which case such sale would include each of the Senior Notes and the Junior Note as determined by the

Special Servicer in accordance with the Servicing Standard, in which case of this clause (1), the Special Servicer shall provide notice to each Non-Controlling Noteholder of the planned sale and of such Non-Controlling Noteholder’s opportunity to submit an offer on the Senior Notes and Junior Note together, or (2) the Senior Notes together, in which case of this clause (2), the Special Servicer shall provide notice to the Non-Lead Master Servicer who shall provide notice to the related Non-Controlling Pari Passu Noteholder of the planned sale and of such Non-Controlling Pari Passu Noteholder’s opportunity to submit an offer on the Senior Notes together, and shall require that all offers be submitted to the Trustee in writing. Whether any cash offer constitutes a fair price for the Notes shall be determined by the Trustee; provided, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties. In determining whether any offer received represents a fair price for the Notes, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with the Servicing Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. The Trustee shall select the appraiser conducting any such new Appraisal. In determining whether any such offer constitutes a fair price for the Notes, the Trustee shall instruct the appraiser to take into account (in addition to the results of any Appraisal or updated Appraisal that it may have obtained pursuant to the Servicing Agreement), as applicable, among other factors, the period and amount of any delinquency on the affected the Notes, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Noteholders in connection with making such determination. Notwithstanding the foregoing, the Lead Securitization Noteholder (or the Special Servicer acting on its behalf) shall not be permitted to sell the Notes if they become a Defaulted Loan without the written consent of the Non-Controlling Pari Passu Noteholder (provided that such consent is not required if the Non-Controlling Pari Passu Noteholder is a Borrower Party or a Borrower Party Affiliate) unless the Special Servicer has delivered to the Non-Controlling Pari Passu Noteholder: (a) at least 15 Business Days’ prior written notice of any decision to attempt to sell the Notes; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicing File reasonably requested by the Non-Controlling Pari Passu Noteholder that are material to the price of the Notes and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Special Servicer in connection with the proposed sale; provided, that such Non-Controlling Pari Passu Noteholder may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the Servicing Agreement, each of the Controlling Noteholder, the Controlling Class Representative, the Junior Noteholder, the Non-Controlling Noteholder (or any controlling class representative or directing holder on its behalf under the Non-Lead Securitization Servicing Agreement) shall be permitted to bid at any sale of the Notes unless such Person is a Borrower Party or a Borrower Party Affiliate.

Each Non-Lead Noteholder hereby appoints the Lead Securitization Noteholder as its agent, and grants to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and their proxy, for the purpose of soliciting and accepting offers for and consummating the sale of its respective Non-Lead Securitization Note. Each Non-Lead Noteholder further agrees that, upon the request of the Lead Securitization Noteholder, such Non-Lead Noteholder shall execute and deliver to or at the direction of Lead Securitization Noteholder such powers of attorney or other instruments as the Lead Securitization Noteholder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver its respective original Non-Lead Note endorsed in blank, to or at the direction of the Lead Securitization Noteholder in connection with the consummation of any such sale.

The authority and obligation of the Lead Securitization Noteholder to sell the Non-Lead Notes, and the obligations of the Non-Lead Noteholders to execute and deliver instruments or deliver the Non-Lead Notes upon request of the Lead Securitization Noteholder, shall terminate and cease to be of any further force or effect upon the date, if any, upon which the Lead Securitization Note is repurchased by the Initial Note A-1 Holder from the Lead Securitization Trust in connection with a material breach of representation or warranty made by the Initial Note A-1 Holder with respect to the Lead Securitization Note or a material document defect with respect to the documents delivered by the Initial Note A-1 Holder with respect to the Lead Securitization Note upon the consummation of the Lead Securitization. The preceding sentence shall not be construed to grant to the Non-Lead Securitization Noteholder the benefit of any representation or warranty made by the Initial Note A-1 Holder or any document delivery obligation imposed on the Initial Note A-1 Holder under any mortgage loan purchase and sale agreement, instrument of transfer or other document or instrument that may be executed or delivered by the Initial Note A-1 Holder in connection with the Lead Securitization.

Notwithstanding anything to the contrary set forth in this Section 5(a) or in any other provision of this Agreement, in no event may the Special Servicer, pursuant to the Servicing Agreement or otherwise, elect to sell, market to sell or actually sell the Junior Note without first having obtained the prior written consent of the Junior Noteholder, such consent to be delivered in the sole and absolute discretion of the Junior Noteholder.

(b)               Subject to Section 2(d)(vii) above, the administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. Subject to Section 2(d)(vii) above, each Noteholder agrees to be bound by the terms of this Agreement and the Servicing Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall service the Mortgage Loan in accordance with the terms of this Agreement, including without limitation, the rights of the Junior Noteholder set forth in Section 5(f) below and consistent with the Servicing Standard. Servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan, by the Special Servicer, in each case pursuant to the Servicing Agreement and consistent with the Servicing Standard. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, the Lead Securitization Noteholder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of each of the Noteholders as a collective whole (it being understood that the interest of the Junior Noteholder is subordinate to the interest of the

Senior Noteholders, subject to the terms and conditions of this Agreement, including without limitation the rights of the Controlling Noteholder), and the Junior Noteholder (so long as the Junior Noteholder is not a Borrower Party or a Borrower Party Affiliate) shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this Section 5(b) shall not limit or modify the rights of the Controlling Noteholder and/or the Junior Operating Advisor to exercise their respective rights specifically set forth under this Agreement.

(c)          Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Section 2(d)(vii), Section 5(f) and Section 6), if the Lead Securitization Noteholder in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate or scheduled amortization payments on such Mortgage Loan are reduced, (iii) payments of interest or principal on such Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Interest Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan, all payments to the Senior Noteholders pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of the Senior Notes remaining the same as they are on the date hereof, the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout shall be borne, first, by the Junior Noteholder (pro rata based on the Principal Balances of their respective Notes), and then, by the Senior Noteholders (pro rata based on the Principal Balances of their respective Notes), in that order, in each case up to the amount otherwise due on such Note(s). Subject to the Servicing Agreement and this Agreement (including without limitation Sections 5(f) and 6), in the case of any modification or amendment described above, the Lead Securitization Noteholder will have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of the Junior Note to the Senior Notes with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Senior Note Percentage Interest and to increase or reduce, as applicable, the Junior Note Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Senior Note Rate and the Junior Note Rate, as applicable, in order to reflect a reduction in the Interest Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)               All rights and obligations of the Lead Securitization Noteholder described hereunder may be exercised by the Servicers on behalf of the Lead Securitization Noteholder in accordance with the Servicing Agreement and this Agreement. The Junior Noteholder shall be provided access to any website that a Privileged Person (other than a Rating Agency) would be permitted to access in accordance with the procedures set forth in the Servicing Agreement, it being understood and agreed that the Junior Noteholder is subject to any restrictions on the access to such websites contained in the Servicing Agreement and such access need not be granted if the Junior Noteholder or the related Note is held by a Borrower Party or a Borrower Party Affiliate.

(e)          If any Note is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Noteholders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Noteholders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes the Lead Securitization Note (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Lead Securitization Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Lead Securitization Noteholder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne by the Senior Noteholders on a Pro Rata and Pari Passu Basis.

Anything herein or in the Servicing Agreement to the contrary notwithstanding, in the event that one of any Senior Note is included in a REMIC and the other is not, such other Noteholder shall not be required to reimburse such Noteholder that deposited its respective Note in the REMIC or any other Person for payment of (i) any taxes imposed on such REMIC, (ii) any costs or expenses relating to the administration of such REMIC or to any determination respecting the amount, payment or avoidance of any tax under such REMIC or (iii) any advances for any of the foregoing or any interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, costs or expenses or advances, nor shall any disbursement or payment otherwise distributable to the other Noteholders be reduced to offset or make-up any such payment or deficit.

(f)          (i)          Subject to clauses (ii) and (iii) below, prior to the Lead Securitization Noteholder or Servicer taking any consent, modification, amendment or waiver under or taking any other action in respect of a Mortgage, the Mortgage Loan or the Mortgage Loan Documents (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Major Decision, the Servicer shall provide the Controlling Noteholder (or its Junior Operating Advisor) with at least ten (10) Business Days (or, in the case of a determination of an Acceptable Insurance Default, twenty (20) days) prior notice requesting consent to the requested Major Decision. Neither the Lead Securitization Noteholder nor the Servicer shall take any action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), unless and until the Lead Securitization Noteholder or the Servicer, as applicable, receives the written consent of the Controlling Noteholder (or its Junior Operating Advisor) before implementing a decision with respect to such Major Decision.

(ii)            If the Lead Securitization Noteholder (or the Servicer acting on its behalf) has not received a response from the Controlling Noteholder (or its Junior Operating Advisor) with respect to such Major Decision within ten (10) Business Days after delivery of the notice of a Major Decision, the Lead Securitization Noteholder (or the Special Servicer acting on its behalf) shall deliver an additional copy of the notice of a Major Decision in all caps bold 14-point font: “THIS IS A SECOND NOTICE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF THIS SECOND NOTICE WILL RESULT IN A LOSS OF YOUR RIGHT TO CONSENT WITH RESPECT TO THIS DECISION.” and if the Controlling Noteholder (or its Junior Operating Advisor) fails to respond to the Lead Securitization Noteholder (or the Servicer acting on its behalf) with respect to any such proposed action within five (5) Business Days after receipt of such second notice, the Controlling Noteholder (or its Junior Operating Advisor), as applicable, shall have no further consent rights solely with respect to the specific action set forth in such notice, provided, however, that such failure to reply shall not affect the rights of Controlling Noteholder to consent to any future actions. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the Controlling Noteholder (or its Controlling Noteholder Representative) if the Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Noteholders as a collective whole, and the Servicer has made a reasonable effort to contact the Controlling Noteholder. The foregoing shall not relieve the Lead Securitization Noteholder (or a Servicer acting on its behalf) of its duties to comply with the Servicing Standard.

(iii)            Notwithstanding the foregoing, the Lead Securitization Noteholder (or any Servicer acting on its behalf) shall not follow any advice or consultation provided by the Controlling Noteholder (or its Junior Operating Advisor) that would require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate provisions of this Agreement or the Servicing Agreement, require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate provisions of the Mortgage Loan, or materially expand the scope of any Lead Securitization Noteholder’s (or any Servicer acting on its behalf) responsibilities under this Agreement or the Servicing Agreement.

The Special Servicer shall be required to provide copies to each Non-Controlling Noteholder of any notice, information and report that is required to be provided to the Controlling Noteholder pursuant to the Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Controlling Noteholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Noteholder under the Servicing Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event (as each such term is defined in the Servicing Agreement)), and at any time the Controlling Noteholder is the Note A-1 Holder, the Special Servicer shall be required to consult with each Non-Controlling Pari Passu Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Non-Controlling Pari Passu Noteholder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by such Non-Controlling Pari Passu Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to each Non-Controlling Pari Passu Noteholder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer shall no longer be obligated to consult with such Non-Controlling Pari Passu Noteholders, whether or not such Non-Controlling Pari Passu Noteholders have responded within such ten (10) Business Day period.

(g)               The Junior Noteholder, if then the Controlling Noteholder, shall be entitled to avoid a Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within forty-five (45) days of the receipt by the Master Servicer or the Special Servicer, as applicable, of a third party Appraisal that indicates such Control Appraisal Period has occurred (which such Appraisal the Master Servicer or the Special Servicer, as applicable, will be required to deliver to the Controlling Noteholder within two Business Days of receipt by the Master Servicer or the Special Servicer, as applicable, of such third party Appraisal)) together with the Master Servicer’s calculation of the Appraisal Reduction Amount applicable to the related Junior Note: (i) such Controlling Noteholder shall have delivered Threshold Event Collateral as a supplement to the appraised value of the Mortgaged Property, in the amount specified in clause (ii) below, to the Servicer, together with documentation acceptable to the Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Servicer on behalf of the Senior Noteholders in such collateral (a) cash collateral for the benefit of the Servicer or (b) an unconditional and irrevocable standby letter of credit with the Senior Noteholders as the beneficiaries, issued by a bank or other financial institutions the long term unsecured debt obligations of which are rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s, in each case ignoring any of the foregoing ratings requirements with respect to any rating agency that is not one of the Rating Agencies (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Controlling Noteholder (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Servicer may (and at the direction of the applicable Controlling Noteholder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to replace such letter of credit with other Threshold Event Collateral within 30 days if the credit ratings of the issuing entity are downgraded below the required ratings; provided, however, that, if such Threshold Event Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the appraised value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Period from occurring; or (ii) the occurrence of a Final Recovery Determination. If the appraised value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Controlling Noteholder, any or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to such Controlling Noteholder (at its sole expense). Upon a Final Recovery Determination with respect to the Mortgage Loan, such Threshold Event Collateral shall be available to reimburse each Noteholder for any realized loss pursuant to Section 3 or 4, as applicable, with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Senior Note Principal Balance and the Junior Note Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Additional Servicing Expenses reimbursable under this Agreement and under the Servicing Agreement. Any Threshold Event Collateral shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) shall be beneficially owned by the posting Noteholder who shall be taxed on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Period.

(h)          The applicable Servicer shall obtain appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Servicing Agreement.

(i)           Regardless of whether a Control Appraisal Period is in effect with respect to the Junior Note, each of the Master Servicer and the Special Servicer shall provide to the Junior Noteholder (or, in lieu thereof, a “shadow” servicer appointed by such Junior Noteholder) copies of all notices, reports and information that the Servicing Agreement requires such Master Servicer or Special Servicer, as the case may be, to provide to the Controlling Noteholder during such time as no Control Appraisal Period is in effect, provided that if an interest in the Controlling Noteholder or the related Note is held by a Borrower Party or a Borrower Party Affiliate, then the Controlling Noteholder (or its “shadow” servicer) shall not be entitled to receive the Asset Status Report or any other information relating to the Special Servicer’s workout strategy, nor any “excluded information” or analogous term under the Servicing Agreement.

(j)           In no case shall the Initial Senior Noteholders name as a mortgagee under the Mortgage (or assign the Mortgage to) any other Person, other than the Trustee in connection with a Securitization, which Trustee shall hold the Mortgage for the benefit of the Noteholders, and in no case shall the Trustee name as a mortgagee under the Mortgage (or assign the

Mortgage to) any other Person, other than a successor Trustee unless the Note B Holder is then also named as a mortgagee under the Mortgage.

Section 6.          Appointment of Junior Operating Advisor.

(a)          The Junior Noteholders shall have the right at any time to appoint an operating advisor to exercise their rights hereunder (the “Junior Operating Advisor”). The initial Junior Operating Advisor is set forth in the definition of Junior Operating Advisor. The Junior Noteholders shall have the right in their sole discretion at any time and from time to time to remove and replace the Junior Operating Advisor. When exercising their various rights under Section 5 and otherwise pursuant to this Agreement, the Junior Noteholders shall act through the Junior Operating Advisor. No Person shall rely on any action taken by the Junior Noteholder unless such action is taken through the Junior Operating Advisor. The Junior Operating Advisor may be any Person (other than a Borrower Party or a Borrower Party Affiliate), including, without limitation, the Junior Noteholder, any officer or employee of the Junior Noteholder, any Affiliate of the Junior Noteholder or any other unrelated third party. The Junior Operating Advisor shall not owe any fiduciary duty or other duty to any other Person (other than the Junior Noteholder). All actions that are permitted to be taken by the Junior Noteholder under this Agreement shall be taken by the Junior Operating Advisor acting on behalf of the Junior Noteholder and the Lead Securitization Noteholder (and any Servicer) will treat and recognize such actions of the Junior Operating Advisor as actions of the Junior Noteholders. Lead Securitization Noteholder (or any Servicer on its behalf) may rely upon the appointment of the initial Junior Operating Advisor and shall not be required to recognize any Person (other than the initial Junior Operating Advisor) as an Junior Operating Advisor until the Junior Noteholder has notified the Lead Securitization Noteholder (and any Servicer) of such appointment and, if the Junior Operating Advisor is not the same Person as the Junior Noteholder, the Junior Operating Advisor provides the Lead Securitization Noteholder (and any Servicer) with written confirmation of its acceptance of such appointment, an address, any fax number and any email address for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses, telephone numbers, any fax numbers and any email addresses). The Lead Securitization Noteholder shall promptly deliver such information to any Servicer.

(b)           Neither the Junior Operating Advisor nor the Junior Noteholders will have any liability to the other Noteholders or any other Person for any action taken, or for refraining from the taking of any action pursuant to this Agreement or the Servicing Agreement, or for errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Noteholders agree that the Junior Operating Advisor and the Junior Noteholder (whether acting in place of the Junior Operating Advisor when no Junior Operating Advisor shall have been appointed hereunder or otherwise exercising any right, power or privilege granted to the Junior Noteholder hereunder) may take or refrain from taking actions that favor the interests of one Noteholder over any other Noteholder, and that the Junior Operating Advisor may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Junior Operating Advisor or the Junior Noteholder, as the case may be, agree to take no action against the Junior Operating Advisor, the Junior Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Junior Operating Advisor nor the Junior Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of any Noteholder. Notwithstanding any of the foregoing, the provisions of this subsection (b) shall not limit the obligations of any one or more Noteholders that are Earnout Holders under Section 11.

(c)          If the Lead Securitization Noteholder is the Controlling Noteholder, the Junior Noteholder acknowledges and agrees that all of the aforementioned rights and obligations of the Controlling Noteholder and the Junior Operating Advisor set forth in Section 5(f) and 5(g) and this Section 6 shall be exercisable by the Lead Securitization Noteholder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement.

Section 7.          Special Servicer. The Controlling Noteholder (or if the Junior Notes constitute the Controlling Noteholder, the Junior Operating Advisor), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right to appoint a replacement Special Servicer with respect to the Mortgage Loan. The Controlling Noteholder (or its Junior Operating Advisor) shall be entitled to terminate the rights and obligations of the Special Servicer under the Servicing Agreement, with or without cause, upon at least ten (10) Business Days’ prior written notice to the Special Servicer (provided, however, that the Controlling Noteholder, the Junior Operating Advisor and/or the Junior Noteholder shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 7); such termination not be effective unless and until (A) each Rating Agency delivers a Rating Agency Confirmation (to the extent any portion of the Mortgage Loan has been securitized); (B) the Person designated as the replacement to serve as Special Servicer has assumed in writing (from and after the date such successor Special Servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under the Servicing Agreement from and after the date it becomes the Special Servicer as they relate to the Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee shall have received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with the Servicing Agreement, (y) such replacement will be bound by the terms of the Servicing Agreement with respect to such Mortgage Loan and (z) subject to customary qualifications and exceptions, the applicable Servicing Agreement will be enforceable against such replacement in accordance with its terms. The Lead Securitization Noteholder shall promptly provide copies to any terminated Special Servicer of the documents referred to in the preceding sentence. The Lead Securitization Noteholder will reasonably cooperate with the Controlling Noteholder in order to satisfy the foregoing conditions, including the Rating Agency Confirmation.

The Controlling Noteholder agrees and acknowledges that the Lead Securitization Servicing Agreement may contain provisions such that any Special Servicer may be terminated under the Lead Securitization Servicing Agreement based on a recommendation by the Operating Advisor if (A) the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the holders of securities issued under the Lead Securitization Servicing Agreement (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The Controlling Noteholder will retain its right to remove and replace the Special Servicer, but the Controlling Noteholder may not re-appoint or otherwise restore a Special Servicer that has been removed in accordance with the preceding sentence.

Section 8.          Payment Procedure.

(a)          The Lead Securitization Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 or 4, as applicable, and subject to the terms of the Servicing Agreement, shall deposit or cause to be deposited all payments allocable to the Notes to the Collection Account or Serviced Whole Loan Collection Account for the Notes established pursuant to the Servicing Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall establish a segregated sub-account for amounts due to the each Noteholder. The Lead Securitization Noteholder (or the Servicer acting on its behalf) shall deposit such amounts to the applicable account within one (1) Business Day following the Lead Securitization Noteholder’s (or the Servicer’s acting on its behalf) receipt of properly identified and available funds from or on behalf of the Mortgage Loan Borrower; provided, however, that to the extent any such amounts are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to deposit such amounts into the applicable account within one (1) Business Day of receipt thereof but, in any event, the Master Servicer shall deposit such amounts into the applicable account within two (2) Business Days of receipt thereof; and provided, further, that in the event the Master Servicer is in receipt of properly identified funds that are not available to the Master Servicer, the Master Servicer may instead deposit such amounts into the Collection Account and Whole Loan Collection Account, as applicable, on the same Business Day that such properly identified funds become available to the Master Servicer. The Master Servicer shall remit such amounts to which (1) the Junior Noteholders are entitled within one (1) Business Days following the deposit of funds pursuant to the provisions set forth above and (2) the Non-Lead Securitization Noteholders are entitled no later than the Master Servicer Remittance Date under the Servicing Agreement.

(b)               If the Lead Securitization Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of a Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to such Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, a Lead Securitization Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Noteholder and such Noteholder will promptly on demand by the Lead Securitization Noteholder (or the Servicer on its behalf) repay to the Lead Securitization Noteholder (or the Servicer on its behalf) any portion thereof that the Lead Securitization Noteholder (or the Servicer on its behalf) shall have theretofore distributed to such Noteholder, together with interest thereon at such rate, if any, as the Lead Securitization Noteholder shall have been required to pay to any Mortgage Loan Borrower, the Master Servicer, Special Servicer, any other Noteholder or such other Person with respect thereto.

(c)          If, for any reason, the Lead Securitization Noteholder (or the Servicer on its behalf) makes any payment to any Noteholder before the Lead Securitization Holder (or the Servicer on its behalf) has received the corresponding payment (it being understood that the Lead Securitization Noteholder (or the Servicer on its behalf) is under no obligation to do so), and the Lead Securitization Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to such Noteholder, such Noteholder will, at the Lead Securitization Holder’s (or the Servicer’s on its behalf) written request, promptly return that payment to the Lead Securitization Noteholder (or the Servicer on its behalf).

(d)               Each Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Lead Securitization Holder (or the Servicer on its behalf) subject to this Agreement and the Servicing Agreement and to be distributed pursuant to the terms of this Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from Non-Lead Securitization Noteholders and Junior Noteholder with respect to the Mortgage Loan against any future payments due to the Non-Lead Securitization Noteholders and the Junior Noteholder under the Mortgage Loan, provided, that each Noteholder’s obligations under this Section 8 are separate and distinct obligations from one another and in no event shall the Lead Securitization Noteholder (or the Servicer on its behalf) enforce the obligations of one Noteholder against another Noteholder. Each Noteholder’s obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.          Limitation on Liability of the Noteholders. No Noteholder (including any Servicer on a Noteholder’s behalf) shall have any liability to any other Noteholder except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such Noteholder.

The Junior Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Lead Securitization Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Lead Securitization Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Lead Securitization Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Junior Noteholder and that the Lead Securitization Noteholder (including any Servicer) shall have no liability whatsoever to the Junior Noteholder in connection with the Lead Securitization Noteholder’s exercise of rights or any omission by the Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that such Servicer must act in accordance with the Servicing Standard.

The Junior Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of any Non-Lead Securitization Noteholder (including any Non-Lead Servicer) to comply with, and except as otherwise required by, the Servicing Standard (as if such standard was applicable to any Non-Lead Securitization Noteholder as a “servicer” thereunder), each Non-Lead Securitization Noteholder (including any Non-Lead Servicer) may exercise, or omit to exercise, any rights that such Non-Lead Securitization Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the

Junior Noteholder and that any Non-Lead Securitization Noteholder (including any Non-Lead Servicer) shall have no liability whatsoever to the Junior Noteholder in connection with any Non-Lead Securitization Noteholder’s exercise of rights or any omission by a Non-Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that the Non-Lead Servicer must act in accordance with the servicing standard under the Non-Lead Securitization Servicing Agreement.

Each Noteholder acknowledges that, subject to the terms and conditions hereof, any other Noteholder may exercise, or omit to exercise, any rights that such Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the other Noteholders and that such Noteholder shall have no liability whatsoever to any other Noteholder in connection with the such Noteholder’s exercise of rights or any omission by such Noteholder to exercise such rights; provided, however, that such Noteholder shall not be protected against any liability to any other Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

In no event shall any provision of this Section 9 be construed to limit any provision set forth in Section 11.

Section 10.            Bankruptcy. Subject to the provisions of Section 5(f) hereof and the Servicing Standard, each Noteholder hereby covenants and agrees that only the Lead Securitization Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) hereof and the Servicing Standard, each Noteholder further agrees that only the Lead Securitization Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. Subject to the provisions of Section 5(f) hereof, the Noteholders hereby appoint the Lead Securitization Noteholder as their agent, and grant to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and their proxy, for the purpose of exercising any and all rights and taking any and all actions available to any one or more of the Note A-2 Holder, the Note A-3 Holder, the Note B-1 Holder, the Note B-2 Holder, the Note B-3 Holder and the Note B-4 Holder, in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Noteholders, hereby agree that, upon the request of the Lead Securitization Noteholder but subject to the provisions of Section 5(f), such Noteholder shall execute, acknowledge and deliver to the Lead Securitization Noteholder all and every such further deeds, conveyances and instruments as the Lead Securitization Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant.

All actions taken by any Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.            Earnout Advance.

(a)          Each Earnout Holder hereby agrees to advance to the Mortgage Loan Borrower its pro rata portion (on the basis of each such Note’s maximum principal amount) of the Earnout Advance required to be made under the Mortgage Loan Documents upon the satisfaction by the Mortgage Loan Borrower of the conditions thereto, it being the specific intent of the parties hereto that the Note A-1 Noteholder, Note B-1 Noteholder and Note B-2 Noteholder shall not be liable for making the Earnout Advance. Each Earnout Holder shall remit its pro rata portion of the Earnout Advance on the date that the Earnout Advance is required to be made pursuant to the Mortgage Loan Documents. The parties hereto agree that (i) the determination of whether the Mortgage Loan Borrower is entitled to receive any Earnout Advance shall rest solely with the Earnout Holders, which shall be responsible for conducting any and all due diligence, loan documentation and pre-funding requirements in connection therewith and (ii) each Earnout Holder shall be solely responsible for funding its pro rata portion of the Earnout Advance following such determination that the Mortgage Loan Borrower is entitled to receive the Earnout Advance. Notwithstanding the foregoing, no Earnout Holder or servicer therefor may waive a condition to the Earnout Advance without the written consent of Note A-1 Holder or, after the Lead Securitization, the Master Servicer. No action or conduct of any agent or “shadow” servicer or CBRE as non-cashiering subservicer appointed in accordance with Section 2(p) hereof shall limit any obligation or liability of any Earnout Holders as set forth above or otherwise under this Section 11. For so long as the Earnout Advance Obligation has not been fully discharged and the Securitization is outstanding, the Earnout Notes shall only be transferred to (i) a transferee that is a Qualified Institutional Lender and has (A) a long-term unsecured debt rating of at least “AA” or the equivalent from each Rating Agency then rating any Certificates and (B) a short-term unsecured debt rating of “P-1” or better by Moody’s, (ii) a transferee that is a person as to which the Senior Noteholders have received confirmation in writing from each Rating Agency that such Transfer will not result in a qualification, downgrade or withdrawal of its then current ratings of the certificates issued pursuant to the Securitization, which confirmation will not be predicated upon any action by the Mortgage Loan Borrower, or (iii) any life insurance company that is an Initial Noteholder or affiliate thereof with assets in excess of $600 million. In addition, the transferee shall assume all additional funding obligations pursuant to an assignment and assumption agreement whereby such transferee agrees to be bound by all provisions applicable to the Earnout Holder under the Mortgage Loan Agreement and this Agreement.

(b)               Each Earnout Holder (each, an “Indemnifying Party”) shall indemnify, severally and not jointly, and hold harmless Note A-1 Holder, Note B-1 Holder and Note B-2 Holder, every Servicer, the Note Administrator and the Trustee (each an “Indemnified Party”), against any and all losses, claims, damages, costs, expenses (including the fees and disbursements of outside counsel retained by any such person) and liabilities in connection with, arising out of, or as a result of the such Earnout Holder’s acts or omissions with respect to any obligations to make the Earnout Advance, including without limitation, (i) any claims made by the Mortgage Loan Borrower or its Affiliates or (ii) any failure of payment by the Mortgage Loan Borrower under the Mortgage Loan, in each case that results from a failure to make any additional advance as required under the Mortgage Loan Documents, except, as to such Indemnified Party, to the extent that it is finally judicially determined that any losses, claims, damages, costs, expenses or liabilities resulted primarily from the bad faith or willful misconduct of such Indemnified Party. Each Indemnified Party shall be a third party beneficiary of this Agreement with respect to the indemnification obligations of the Indemnifying Party set forth in this Section 11. In the event that an Indemnified Party becomes involved in any action, proceeding or investigation in connection with any transaction or matter referred to or contemplated by this Agreement, the Indemnifying Party shall periodically reimburse such Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder. In addition, the Indemnifying Party agrees that each Indemnified Party may deduct and offset any amount to be indemnified hereunder from and against any amount that is otherwise due to the Indemnifying Party under this Agreement or the Servicing Agreement. The indemnification obligations of the Indemnifying Party hereunder shall survive any termination of the Agreement. Each Indemnified Party’s rights pursuant to this Section 11 are in addition to any other rights it may have at law or in equity.

(c)          Each Earnout Holder shall provide notice of the making of the Earnout Advance under the Mortgage Loan to Note A-1 Holder, Note B-1 Holder and Note B-2 Holder, the Servicer, the Special Servicer and the Operating Advisor.

Section 12.            Cure Rights of the Junior Noteholder.

(a)          Subject to Section 12(b) below, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period (the “Grace Period”) for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), the Lead Securitization Noteholder shall provide written notice to the Junior Noteholder and the Junior Operating Advisor of such default (the “Monetary Default Notice”). The Junior Noteholder shall have the right, but not the obligation, to cure such Monetary Default within seven (7) Business Days after receiving the Monetary Default Notice (the “Cure Period”) and at no other times. The Monetary Default Notice shall contain a statement in boldface font that the Junior Noteholder or the Junior Operating Advisor’s failure to cure such Monetary Default within seven (7) Business Days after receiving such notice will result in the termination of the right to cure such Monetary Default. At the time a payment is made to cure a Monetary Default, the Junior Noteholder shall pay or reimburse the Lead Securitization Noteholder for all unreimbursed Advances (whether or not recoverable with respect to the Senior Notes, including principal and interest advances made with respect to Note A-2 under any Non-Lead Securitization Servicing Agreement), interest payable on Advances, any unpaid fees to any Servicer and any Additional Servicing Expenses. The Junior Noteholder shall not be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Mortgage Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by the Lead Securitization Noteholder or the Non-Lead Securitization Noteholder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent the Lead Securitization Noteholder from collecting Default Interest or late charges from the Mortgage Loan Borrower to be applied pursuant to this Agreement. Any amounts advanced by a Noteholder on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)               Notwithstanding anything to the contrary contained in Section 12(a) or (d), the Junior Noteholder’s right to cure a Monetary Default or Non-Monetary Default shall be limited to a combined total of (i) six (6) cures of Monetary Defaults over the life of the Mortgage Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of Non-Monetary Defaults over the life of the Mortgage Loan. Additional Cure Periods shall only be permitted with the consent of the Lead Securitization Noteholder, such consent not be unreasonably withheld, conditioned or delayed.

(c)          No action taken by the Junior Noteholder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and the Senior Noteholders’ rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of the Junior Noteholder’s actions under this Agreement. Subject to the terms of this Agreement, the Junior Noteholder shall be subrogated to the Senior Noteholders’ rights to any payment owing to the Senior Noteholders for which the Junior Noteholder makes a cure payment as permitted under this Section 12 but such subrogation rights may not be exercised against the Mortgage Loan Borrower until 91 days after the Note is paid in full.

(d)               If an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”), the Lead Securitization Noteholder shall provide notice of such Non-Monetary Default to the Junior Noteholder and the Junior Operating Advisor of such Non-Monetary Default (the “Non-Monetary Default Notice”) and the Junior Noteholder shall have the right, but not the obligation, to cure such Non-Monetary Default until the later of (a) the same period of time as the Mortgage Loan Borrower under the Mortgage Loan Documents, without regard for the date of receipt by the Junior Noteholder of the Non-Monetary Default Notice, and (b) at least 30 days from the date of such Non-Monetary Default, to cure such Non-Monetary Default; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by the Junior Noteholder, the Junior Noteholder shall be given an additional period of time as is reasonably necessary to enable the Junior Noteholder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) the Junior Noteholder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) the Junior Noteholder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 12(a) hereof, (iii) such additional period of time does not exceed ninety (90) days, (iv) such Non-Monetary Default is not caused by an Insolvency Proceeding or during such period of time that the Junior Noteholder has to cure a Non-Monetary Default in accordance with this Section 12(d) (the “Non-Monetary Default Cure Period”), an Insolvency Proceeding does not occur and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Mortgage Loan

Borrower or the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure which cannot be cured by the Junior Noteholder within five (5) days of notice of such material adverse effect. The Non-Monetary Default Notice shall contain a statement in boldface font that the Junior Noteholder’s or the Junior Operating Advisor’s failure to cure such Non-Monetary Default within the applicable Non-Monetary Default Cure Period after receiving such notice will result in the termination of the right to cure such Non-Monetary Default. The Junior Noteholder shall not contact the Mortgage Loan Borrower in order to effect any cures under Sections 11(a) or this 11(d) without the prior written consent of the Lead Securitization Noteholder, such consent not be unreasonably withheld, conditioned or delayed.

(e)          References in this Section 12 to the “Junior Noteholder” shall be construed to mean the Junior Noteholders individually or collectively as determined by the Junior Noteholders, provided however, that exercise of the cure rights by one or more Junior Noteholders shall in any event be within the timeframes set forth in this Section 12.

Section 13.            Purchase of the Senior Notes By the Junior Noteholder. The Junior Noteholder (or the Junior Operating Advisor acting on their behalf) shall have the right, by written notice to each Senior Noteholder (a “Noteholder Purchase Notice”), delivered at any time an Event of Default under the Mortgage Loan or a Servicing Transfer Event (but only with respect to clause (c), (d) or (g) of the definition thereof) has occurred and is continuing, to purchase, in immediately available funds, the Senior Notes in whole but not in part at the applicable Defaulted Mortgage Loan Purchase Price. For avoidance of doubt, if the Junior Noteholder elects to exercise its right to purchase a Note pursuant to this Section 13, it must purchase each Senior Note. Upon the delivery of the Noteholder Purchase Notice to each Senior Noteholder, the Senior Noteholders shall sell (and the Junior Noteholder shall purchase) the Senior Notes at the applicable Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not less than ten (10) days and not more than sixty (60) days after the date of the Noteholder Purchase Notice, as shall be mutually established by the Note A-1 Holder and the Junior Noteholder. The Noteholder Purchase Notice shall contain a statement in boldface font that the Junior Noteholder’s failure to purchase the Senior Notes on a Defaulted Note Purchase Date (other than as a result of any failure to consummate such purchase on the part of the selling Noteholder or as a result of the conditions giving rise to such purchase ceasing to exist) will result in the termination of such right in respect of the Event of Default or a Servicing Transfer Event (but only with respect to clause (c), (d) or (g) of the definition thereof) that caused such purchase right to be exercisable by the Junior Noteholder and not in respect of any future Event of Default. The Junior Noteholder agree that the sale of the Senior Notes shall comply with all requirements of the Servicing Agreement and that all costs and expenses related thereto shall be paid by the Junior Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Lead Securitization Noteholder (or the Servicer on its behalf) three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price and reasonably detailed back-up documentation explaining how such price was determined), and shall, absent manifest error, be binding upon the Junior Noteholder. Concurrently with the payment to the Senior Noteholders in immediately available funds of its respective portion of the applicable Defaulted Mortgage Loan Purchase Price, the Senior Noteholders will execute at the sole cost and expense of the Junior Noteholder in favor of the Junior Noteholder’s assignment documentation in form and substance reasonably satisfactory to the Junior Noteholder which will assign the Senior Notes and the Mortgage Loan Documents without recourse, representations or warranties (except the Senior Noteholders shall represent and warrant that it had good and marketable title to, was the sole owner and holder of, and had power and authority to deliver the Mortgage Loan or Note, as applicable, free and clear of all liens and encumbrances (other than the interest created by the Junior Note)). Subject to Section 5(f) hereof, the right of the Junior Noteholder to purchase the Senior Notes shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the Lead Securitization Noteholder shall give the Junior Noteholder ten (10) days’ prior written notice of its intent with respect to such action). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Lead Securitization Noteholder (or a designee on its behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Lead Securitization Noteholder of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than twenty (20) days after the acceleration of the Mortgage Loan, the Lead Securitization Noteholder shall notify the Junior Noteholder of such transfer and the Junior Noteholder shall have a thirty (30) day period from the date of such notice from the Lead Securitization Noteholder to deliver the Noteholder Purchase Notice to the Senior Noteholders, in which case the Junior Noteholder will be obligated to purchase the Mortgaged Property, in immediately available funds, within such thirty (30) day period at the applicable Defaulted Mortgage Loan Purchase Price. References in this Section 13 to the “Junior Noteholder” shall be construed to mean the Junior Noteholders individually or collectively as determined by the Junior Noteholders, provided however, that exercise of the purchase option rights by one or more Junior Noteholders shall in any event be within the timeframes set forth in this Section 13.

Section 14.            Representations of the Junior Noteholder. Each Junior Noteholder represents, and it is specifically understood and agreed, that it is acquiring its Junior Note for its own account in the ordinary course of its business and the Senior Noteholders shall otherwise have no liability or responsibility to the Junior Noteholder except as expressly provided herein or for actions that are taken or omitted to be taken by the Senior Noteholders that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. Each Junior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon such Junior Noteholder, and that this Agreement is the legal, valid and binding obligation of such Junior Noteholder enforceable against such Junior Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. Such Junior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to carry on its business. Such Junior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by such Junior Noteholder, (b) to such Junior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Junior

Noteholder have been obtained or made and (c) to such Junior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the respective Junior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Each Junior Noteholder acknowledges that the Senior Noteholders do not owe such Junior Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with such Junior Noteholder with respect to any action taken by the Senior Noteholders in connection with the Mortgage Loan.

Each Junior Noteholder expressly and irrevocably waives for itself and any Person claiming through or under such Junior Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 15.            Representations of the Senior Noteholders. Each Senior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its respective corporate powers, has been duly authorized by all necessary corporate action, and does not contravene any Senior Noteholder’s charter or any law or contractual restriction binding upon such Senior Noteholder, and that this Agreement is the legal, valid and binding obligation of each Senior Noteholder enforceable against it in accordance with its terms. Each Senior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its respective business. Each Senior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by each Senior Noteholder, (b) to each Senior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by each Senior Noteholder has been obtained or made and (c) to each Senior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Senior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Each Senior Noteholder acknowledges that the Junior Noteholder does not owe any Senior Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents.

Section 16.            Independent Analysis of the Noteholders. Each Noteholder acknowledges that it has, independently and without reliance upon any other Noteholder, except with respect to the representations and warranties provided by the Initial Noteholders herein and in any documents or instruments executed and delivered by the Senior Noteholders in connection herewith (including the representations and warranties provided in the agreement pursuant to which such Noteholder acquired its Note), and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase its respective Note and each Noteholder accepts responsibility therefor. Each Noteholder hereby acknowledges that, other than the representations and warranties provided herein, no Noteholder has made representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by the Noteholders herein, and that the Noteholders shall have no responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to any Noteholder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. Each Noteholder assumes all risk of loss in connection with respect to its Note except as specifically set forth herein.

Section 17.            No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby among any of the Noteholders as a partnership, association, joint venture or other entity. The Senior Noteholders shall have no obligation whatsoever to offer to the Junior Noteholder the opportunity to purchase a note interest in any future loans originated by any Senior Noteholder or their Affiliates and if any Senior Noteholder chooses to offer to the Junior Noteholder the opportunity to purchase a note interest in any future mortgage loans originated by any Senior Noteholder or their Affiliates, such offer shall be at such purchase price and interest rate as such Senior Noteholder chooses, in its sole and absolute discretion. No Junior Noteholder shall have any obligation whatsoever to purchase from any Senior Noteholder a note interest in any future loans originated by any Senior Noteholder or their Affiliates.

Section 18.            Not a Security. The Junior Note shall not be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 19.            Other Business Activities of the Noteholders. Each Noteholder acknowledges that each other Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Borrower Party or any Affiliate thereof, and receive payments on such other loans or extensions of credit to any Borrower Party or any Affiliate thereof and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 20.            Sale of the Notes.

(a)          The Junior Noteholder agrees that it will not Transfer all or any portion of its Junior Note except that the Junior Noteholder shall have the right to Transfer its respective Note, or any portion thereof, (i) to a Qualified Institutional Lender; provided, that promptly after the Transfer, the Senior Noteholder is provided with (x) a representation from a transferee or the Junior Noteholder certifying that such transferee is a Qualified Institutional Lender and (y) a copy of the assignment and assumption agreement referred to in Section 21, and such transfer would not cause the Junior Note to be held by more than five persons nor cause there to be no one person owning a majority of the Junior Note (provided that, for so long as the Junior Noteholder is Common Control Party, the Junior Noteholder will be count as one person for the purposes of this Section 20), and (ii) to an entity that is not a Qualified Institutional Lender;

provided that the Junior Noteholder obtains (1) prior to a Securitization, the consent of the Lead Securitization Noteholder, such consent not to be unreasonably withheld, conditioned or delayed, or (2) after a Securitization, Rating Agency Confirmation (and for avoidance of doubt, no consent of the Lead Securitization Noteholder shall be required after the closing of the Lead Securitization); provided that in each of case of (1) and (2), (x) promptly after the Transfer, the Lead Securitization Noteholder is provided with a copy of the assignment and assumption agreement referred to in Section 21 and (y) such transfer would not cause such Junior Note to be held by more than five persons nor cause there to be no one person owning a majority of the Junior Note (provided that, for so long as the Junior Noteholder is Common Control Party, the Junior Noteholder will be count as one person for the purposes of this Section 20). If the Junior Note is held by more than one Junior Noteholder at any time, the holders of a majority of the Junior Note Principal Balance shall immediately appoint a representative to exercise all rights of the Junior Note hereunder. Notwithstanding the foregoing, without each Senior Noteholder’s prior consent, which may be withheld in such Senior Noteholder’s sole discretion, no Junior Noteholder shall Transfer all or any portion of its Junior Note (other than an indirect non-controlling interest) to the Mortgage Loan Borrower or a Borrower Party Affiliate and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The applicable Junior Noteholder agrees it will pay the expenses of the Lead Securitization Noteholder (including all expenses of the Master Servicer and the Special Servicer) in connection with any such Transfer.

(b)               Notwithstanding the foregoing, the Junior Noteholder shall have the right, without the need to obtain the consent of the Senior Noteholders or any other Person, to Transfer 49% or less (in the aggregate) of its interest in the Junior Note to any Person; provided that any such Transfer shall be made in accordance with the terms of this Section 20; provided, further that the Junior Noteholder shall not Transfer all or any portion of the Junior Note (other than an indirect non-controlling interest) to a Borrower Party or a Borrower Party Affiliate and any such Transfer shall be void ab initio, absolutely null and void and shall vest no rights in the purported transferee. All Transfers under Section 20(a) and (b) shall be made upon written notice to the Senior Noteholders not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Junior Noteholder hereunder with respect to the Junior Note from and after the date of such assignment (or, in the case, of a pledge, collateral assignment or other encumbrance made in accordance with Section 20(e) by the Junior Noteholder of the Junior Note solely as security for a loan to the Junior Noteholder made by a third-party lender whereby the Junior Noteholder remains fully liable under this Agreement, on or before the date on which such third-party lender succeeds to the rights of the Junior Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such third-party lender shall be bound by the terms and provisions of this Agreement and the obligations of the Junior Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of the Junior Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to such Junior Note (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the Junior Note as described in clause (c) below). In connection with any such permitted transfer of a portion of the Junior Note and for all purposes of this Agreement, the Senior Noteholders need only recognize the majority holders of the Junior Note for purposes of notices, consents and other communications between the Senior Noteholders and such majority holders of the Junior Note shall be the only Person authorized hereunder to exercise any rights of the Junior Noteholder under this Agreement; provided, however, the majority holders of the Junior Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of the Junior Noteholder hereunder by delivering written notice thereof to the Senior Noteholders, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)          In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholder and any Persons acting on its behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholder a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholder, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Junior Noteholder Control Appraisal Period, the aforesaid delegation of rights shall terminate and be of no further force and effect.

(d)               Each Senior Noteholder shall have the right to Transfer all or any portion of the Senior Note without the prior consent of the Junior Noteholder (i) with respect to any Non-Lead Securitization Note prior to an Event of Default, to any party other than a Borrower Party or any Borrower Party Affiliate and (ii) after an Event of Default, to any party, including a Borrower Party and any Borrower Party Affiliate; provided, however, that following any Event of Default under the Mortgage Loan, each Senior Noteholder may only transfer all or any portion of its Senior Note to a Borrower Party or any Mortgage Loan Borrower Related Party with the prior written consent of the Controlling Noteholder at any time when such Senior Noteholder is not the Controlling Noteholder; provided further, however, that following any Transfer of such Senior Note, the Mortgage Loan continues to be serviced in its entirety pursuant to the Servicing Agreement by a Servicer unaffiliated with a Borrower Party or any Borrower Affiliated Party. For the avoidance of doubt, no Senior Noteholder (or any Servicer on its behalf) shall have any right to Transfer or cause the Transfer of the Junior Note.

(e)          Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than a Borrower Party or any Borrower Party Affiliate) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency or (y) to any Federal Reserve Bank or Federal Home Loan Bank to secure any obligation of such Noteholder to such bank and such pledge shall be enforceable in accordance with the terms thereof (a “Note Pledgee”), on terms and conditions set forth in this Section 20(e), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to Securitization, the consent of each other Noteholder and (b) after Securitization, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to the other Noteholders and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each of the other Noteholders agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Noteholder in respect of its obligations to the other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice”) to the other Noteholders and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases the other Noteholders and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than a Borrower Party or any Borrower Party Affiliate which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 20(e) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(f)          Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)           The loan made by the Conduit (the “Conduit Inventory Loan”) to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)          The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)         Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)         The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)          Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 21.            Registration of Transfer. In connection with any Transfer of a Note (but excluding (x) any participant or (y) any Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 20, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Servicing Agreement. In connection with a transfer of a Note, the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 20 and this Section 21. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon a Securitization of the Lead Securitization Note, the Certificate Administrator shall automatically become and be the Agent.

Section 22.            Registration of the Notes.

(a)          The Agent (or a servicer on its behalf) shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent (or a servicer on its behalf) shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent (or a servicer on its behalf) has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 21, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Noteholders who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent (or a servicer on its behalf) shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Noteholders hereby designate such person as its agent under this Section 22 solely for purposes of maintaining the Note Register. The parties intend for the Notes to be in registered form for federal income tax purposes under Section 5f.103-1(c) of the United States Treasury Regulations.

(b)          With respect to the Earnout Advance made by the Earnout Holders in accordance with Section 11, the Earnout Holders shall notify the Lead Securitization Noteholder (or at any time when such Lead Securitization Noteholder’s Note is included in the Securitization, the Master Servicer and any primary servicer of the Master Servicer, with a copy to the applicable custodian) on the date on which such Earnout Advance was made and the amount of such Earnout Advance advanced by it to the Mortgage Loan Borrower, which notice shall include a true and correct image of each applicable Note as marked to reflect the disbursement of its portion of the Earnout Advance. Provided that such notice is so delivered, the Lead Securitization Noteholder (or at any time when the Senior Note is included in the Securitization, the Master Servicer) shall maintain a record of the Earnout Advance advanced by the Earnout Holder and shall treat the Junior Note Principal Balance as having been increased by the amount of such Earnout Advance.

Section 23.            Statement of Intent. The Agent and each Noteholder intend that the Notes be classified, and the arrangement hereby be maintained, in a manner consistent with rules applicable to a grantor trust under subpart E, part I of subchapter J of chapter 1 of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 24.            No Pledge. This Agreement shall not be deemed to represent a pledge of any Note or other interest in the Mortgage Loan by any one or more Noteholders to any one or more other Noteholders. Except as otherwise provided in this Agreement and the Servicing Agreement, the Junior Noteholder shall not have any interest in any property taken as security for any Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then the Junior Noteholder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 25.            Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 26.            Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF;

(b)               CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 27.            Modifications; Amendment. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by each Noteholder. Additionally, for as long as any Note is contained in a Securitization Trust, the Noteholders shall not amend or modify this Agreement without first receiving a Rating Agency Confirmation; provided that no such confirmation from the Rating Agencies shall be required in connection with a modification or amendment (i) to cure any ambiguity, to correct or supplement any provisions herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement, (ii) entered into pursuant to Section 2(d)(vii) or Section 39 of this Agreement or (iii) to correct or supplement any provision herein that may be defective or inconsistent with any other provisions of this Agreement.

Section 28.            Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 20, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the applicable Noteholder hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 29.            Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 30.            Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 31.            Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 32.            Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 33.            Withholding Taxes.

(a)          If any Senior Noteholder (or any Servicer) or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to the applicable Junior Noteholder with respect to the Mortgage Loan as a result of the applicable Junior Noteholder constituting a Non-Exempt Person, the Lead Securitization Noteholder, or the Servicer on its behalf, shall be entitled to do so with respect to the applicable Junior Noteholder’s interest in such payment (all withheld amounts being deemed paid to the applicable Junior Noteholder), provided that the Lead Securitization Noteholder shall furnish the applicable Junior Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting the applicable Junior Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the applicable Junior Noteholder is subject to tax.

(b)               Each Junior Noteholder shall and hereby agrees to indemnify the Lead Securitization Noteholder against and hold the Lead Securitization Noteholder harmless from and against any Taxes, interest, penalties and reasonable attorneys’ fees, expenses and disbursements arising or resulting from any failure of the Lead Securitization Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to the Junior Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by the Junior Noteholder to the Lead Securitization Noteholder in connection with the obligation of the Lead Securitization Noteholder to withhold Taxes from payments made to the Junior Noteholder, it being expressly understood and agreed that (i) the Lead Securitization Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) the Junior Noteholder shall, upon request of the Lead Securitization Noteholder at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Lead Securitization.

(c)          Contemporaneously with the execution of this Agreement and from time to time as reasonably requested by the Lead Securitization Noteholder or Servicer during the term of this Agreement, each Junior Noteholder shall deliver to the Lead Securitization Noteholder or Servicer, as applicable, evidence satisfactory to the Lead Securitization Noteholder substantiating whether such Junior Noteholder is a Non-Exempt Person and whether the Lead Securitization Noteholder is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if the Junior Noteholder (or, if the Junior Noteholder is disregarded for U.S. federal income tax purposes, the owner of the Junior Noteholder) is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder an Internal Revenue Service Form W-9 and (ii) if the Junior Noteholder (or, if the Junior Noteholder is disregarded for U.S. federal income tax purposes, the owner of the Junior Noteholder) is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan

Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Junior Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments), Form W-8BEN or Form W-8BEN-E, or applicable successor forms, as may be required from time to time, duly executed by the Junior Noteholder; provided that the Junior Noteholder, without request, shall deliver a new, appropriately completed Form W-8 if the Junior Noteholder’s current Form W-8 “expires” or if there is a “change in circumstances” that makes any of the information on the current Form W-8 incorrect (both within the meaning of the instructions to such Form W-8). The Lead Securitization Noteholder shall not be obligated to make any payment hereunder to the Junior Noteholder in respect of its Junior Note or otherwise until the Junior Noteholder shall have furnished to the Lead Securitization Noteholder the requested forms, certificates, statements or documents.

Section 34.            Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than Note A-1, Note B-1, Note B-2, Note B-3 and Note B-4) shall be held by the Initial Agent (or a custodian acting on behalf of the Initial Agent) who shall act as secured party under the Mortgage Loan Documents on behalf of the registered holders of the Notes. Notwithstanding anything to the contrary in this Agreement, upon a Securitization of the Lead Securitization Noteholder, the originals of all of the Mortgage Loan Documents (other than each Non-Lead Securitization Note and Note B-1, Note B-2, Note B-3 and Note B-4) shall be held by the Custodian (as defined in the Servicing Agreement).

Section 35.            Notices. All notices required hereunder shall be given by (i) writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if a party has provided a facsimile number, (iii) reputable overnight delivery service (charges prepaid), (iv) sent by electronic mail containing language requesting the recipient to confirm receipt thereof if a party has provided an electronic mail address and only if such electronic mail is promptly followed by a written notice or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Lead Securitization Noteholder (or any Servicer on its behalf) to the Controlling Noteholder (or its Junior Operating Advisor), or by the Controlling Noteholder (or its Junior Operating Advisor) to the Lead Securitization Noteholder (or any Servicer on its behalf), shall also be delivered by the applicable party to the other Noteholders (including to the Note B Holder regardless of whether a Control Appraisal Period is continuing).

Section 36.            Broker. Each Noteholder represents to each other Noteholder that no broker was responsible for bringing about this transaction.

Section 37.            Certain Matters Affecting the Agent.

(a)          The Noteholders hereby appoint the Agent to act on their behalf, and the Agent shall act on behalf of the Noteholders;

(b)          The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 21;

(c)          The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(d)          The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(e)          The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(f)          The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 21; and

(g)          The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 38.            Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Lead Securitization Noteholder. In the event that the Agent is terminated pursuant to this Section 38, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. Initial Agent may transfer its rights and obligations to the Servicer, as successor Agent, at any time without the consent of any Noteholder. Initial Agent shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. The termination or resignation of such Servicer, as Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Servicer as Agent under this Agreement. Notwithstanding the to the contrary in this Agreement, upon a Securitization of the Lead Securitization Note, the Certificate Administrator shall automatically become and be the Agent.

Section 39.            Resizing. In connection with the Mortgage Loan, each Noteholder agrees that if any Noteholder determines that it is advantageous to resize its respective Note by causing the Mortgage Loan Borrower to execute amended and restated notes or additional notes (in either case, “New Notes”) reallocating the principal of such Note to such New Notes, (x) each Noteholder shall cooperate with the applicable Noteholder to effect such resizing, and (y) the Noteholders shall amend this Agreement to reflect such resizing, in each case, at such resizing Noteholder’s expense, as applicable; provided that (i) the aggregate principal balance of all outstanding New Notes following the creation thereof is no greater than the principal balance of such Note or Notes immediately prior to the creation of the New Notes, (ii) the weighted average interest rate of all outstanding New Notes following the creation thereof is the same as the interest rate of the related Note or Notes immediately prior to the creation of the New Notes, (iii) no such resizing shall (a) change the interest allocable to, or the amount of any payments due to, any Noteholder, or priority of such payments, or (b) increase any Noteholder’s obligations or decrease any Noteholder’s rights, remedies or protections, (iv) in the case of the Junior Note, such New Notes shall be pari passu in right of payment (and, for the avoidance of doubt, may not be senior/subordinate in right of payment) and (v) in the case of the Senior Note, such New Notes shall be pari passu in right of payment (and, for the avoidance of doubt, may not be senior/subordinate in right of payment). Subject to the immediately preceding sentence, in connection with the resizing of any Note, the related Noteholder may allocate its rights hereunder among the New Notes in any manner in its sole discretion. Any request by a Noteholder to the Mortgage Loan Borrower to execute any New Note shall be made solely through the Note A-1 Holder or any Servicer on behalf of the resizing Noteholder. Any cap on the Noteholder’s obligation to pay any other Noteholder’s expenses pursuant to Section 41 of this Agreement shall not apply to any Noteholder’s expenses in connection with a resizing pursuant to this Section 39 or any Securitization of a resized Note. Other than as set forth in this Section 39, no Noteholder shall be permitted to split their Note into one or more replacement notes.

Section 40.            Conflict. To the extent of any inconsistency between the Servicing Agreement, on one hand, and this Agreement, on the other, this Agreement shall control.

Section 41.            Cooperation in Securitization.

(a)          Each Noteholder acknowledges that any Noteholder may elect, in its sole discretion, to include its Note in a Securitization. In connection with a Securitization and subject to the terms of the preceding sentence, at the request of the applicable Senior Noteholder, the Junior Noteholder shall use reasonable efforts, at the applicable Senior Noteholder’s expense, to satisfy, and to cooperate with such Senior Noteholder in attempting to cause the Mortgage Loan Borrower to satisfy, the market standards to which the Senior Noteholder customarily adhere or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Mortgage Loan Documents and to cooperate with the applicable Senior Noteholder in attempting to cause the Mortgage Loan Borrower to execute such modifications to the Mortgage Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to effect the Securitization; provided, however, that either in connection with the Securitization or otherwise at any time prior to the Securitization, the Junior Noteholder shall not be required to modify or amend this Agreement or any Mortgage Loan

Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to or priority of such payments, the Junior Noteholder, (ii) increase the Junior Noteholder’s obligations or decrease the Junior Noteholder’s rights, remedies or protections, or (iii) otherwise materially adversely affect the rights, interests or obligations of the Junior Noteholder. In connection with the Securitization, the Junior Noteholder agrees to provide for inclusion in any disclosure document relating to the related Securitization such information concerning the Junior Noteholder and the other Notes as the applicable Senior Noteholder reasonably determine to be necessary or appropriate. The Junior Noteholder’s covenant and agree that they shall use reasonable efforts to cooperate with the requests of each Rating Agency and the applicable Senior Noteholder in connection with the Securitization, as well as in connection with all other matters and the preparation of any offering documents thereof and to review and respond reasonably promptly with respect to any information relating to it and the other Notes in any Securitization document, all at the cost and expense of the applicable Senior Noteholder. The Junior Noteholder acknowledges that the information provided by it to the Senior Noteholder may be incorporated into the offering documents for a Securitization. The Senior Noteholder and each Rating Agency shall be entitled to rely on the information supplied by, or on behalf of, the Junior Noteholder.

(b)               The applicable Senior Noteholder may, at its election, deliver to the Junior Noteholder drafts of the preliminary and final Securitization offering memoranda, preliminary and final prospectus and any other disclosure documents and the Servicing Agreement simultaneously with distributions of any such documents to the general working group of the related Securitization. The Junior Noteholder may, at its election, review and comment thereon insofar as it relates to the Junior Note and/or applicable Junior Noteholder, and, if the Junior Noteholder elects to review and comment, the Junior Noteholder shall review and comment thereon as soon as possible (but in no event later than (i) in the case of the first draft thereof, two (2) Business Days after receipt thereof and (ii) in the case of each subsequent draft thereof, the deadline provided to the general working group of the related Securitization for review and comment), and if the Junior Noteholder fails to respond within such time, the Junior Noteholder shall be deemed to have elected to not comment thereon. In the event of any disagreement between the Junior Noteholder with respect to the preliminary and final offering memoranda, preliminary and final prospectus, free writing prospectus or any other disclosure documents the applicable Senior Noteholder’s determination shall control. The Junior Noteholder has no obligation and shall have no liability with respect to any such offering documents other than the accuracy of any comments it elects to make regarding itself.

(c)          Notwithstanding anything herein to the contrary, the Senior Noteholders acknowledge and agree that (i) the Junior Noteholder shall not be required to incur any out-of-pocket expenses in connection with a Securitization of any Senior Note and (ii) the Junior Noteholder shall not be required to disclose any of the beneficial owners of the managed account on behalf of which it is holding the Junior Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Initial Noteholders have caused this Agreement to be duly executed as of the day and year first above written.

INITIAL AGENT:

AIG ASSET MANAGEMENT (U.S.), LLC, a Delaware limited liability company

By:	/s/ Daniel Sliwak
Name: Daniel Sliwak
Title: Managing Director

Agreement Between Noteholders

INITIAL NOTE A-1 HOLDER:

DBR INVESTMENTS CO. LIMITED, a Cayman Islands company

By:	/s/ Paul K. Richardson
Name: Paul K. Richardson
Title: Director

By:	/s/ Peter Castro
Name: Peter Castro
Title: Director

Agreement Between Noteholders

INITIAL NOTE A-2 HOLDER, INITIAL NOTE B-1 HOLDER AND INITIAL NOTE B-3 HOLDER:

AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas Corporation

By:	AIG ASSET MANAGEMENT (U.S.), LLC, a Delaware limited liability company its investment adviser

	By:	/s/ Daniel Sliwak
Name: Daniel Sliwak
Title: Managing Director

Agreement Between Noteholders

INITIAL NOTE A-3 HOLDER, INITIAL NOTE B-2 HOLDER AND INITIAL NOTE B-4 HOLDER:

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas Corporation

By	AIG ASSET MANAGEMENT (U.S.), LLC, a Delaware limited liability company its investment adviser

	By:	/s/ Daniel Sliwak
Name: Daniel Sliwak
Title: Managing Director

Agreement Between Noteholders

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan:

Mortgage Loan:	Loan Agreement, dated as of November 23, 2021 (as amended, restated, replaced, supplemented or otherwise modified from time to time), among the Noteholders (collectively as “Lender”), and Benjamin Harrison Urban Renewal, LLC, as borrower (“Borrower”)
Date of the Mortgage Loan:	November 23, 2021
Date of the Notes:	November 23, 2021
Initial Principal Amount of Mortgage Loan:	$90,000,000
Location of Mortgaged Property:	The Eddy, - South Condominium Unit, 555 1st Street, Harrison, NJ 07029
Stated Maturity Date:	December 1, 2031

A-1

B.       Description of Note Interests:

Initial Note A-1 Principal Balance:	$43,000,000.00
Initial Note A-2 Principal Balance:	$0
Initial Note A-3 Principal Balance:	$0
Initial Note B-1 Principal Balance:	$46,530,000.00
Initial Note B-2 Principal Balance:	$470,000.00
Initial Note B-3 Principal Balance:	$0
Initial Note B-4 Principal Balance:	$0
Senior Note Rate[1]:	2.455%
Junior Note Rate[2]:	3.288%

1 The Senior Note Rate for Note A-2 and Note A-3 and the Junior Note Rate for Note B-3 and Note B-4 shall each be determined in connection with any Earnout Advance.

A-2

EXHIBIT B

Initial Agent:

AIG Asset Management (U.S.), LLC
c/o AIG Investments
777 S. Figueroa Street, 16th Floor
Los Angeles, California 90017-5800
Attention: VP-Servicing, Commercial Mortgage Lending
E-mail: CMLnotices@aig.com

Initial Note A-1 Holder:

DBR Investments Co. Limited
1 Columbus Circl, 15th Floor
New York, New York 10019
Attention: Jeremy Crystal
                  Jermey.Crystal@db.com

                  Robert W. Pettinato, Jr.
                  Robert.Pettinato@db.com

                  Donna A. Corrigan
                  Donna-A.Corrigan@db.com

with a copy to:

DBR Investments Co. Limited
1 Columbus Circl, 15th Floor
New York, New York 10019
Attention: General Counsel

Initial Note A-1 Holder, Initial Note A-2 Holder, Initial Note B-1 Holder, Initial Note B-2 Holder, Initial NoteB-3 Holder:

AIG Asset Management (U.S.), LLC
c/o AIG Investments
777 S. Figueroa Street, 16th Floor
Los Angeles, California 90017-5800
Attention: VP-Servicing, Commercial Mortgage Lending
E-mail: CMLnotices@aig.com

B-1

with a copy to:

Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, NC 28202
Attention: Holly Chamberlain, Esq.
E-mail: holly.chamberlain@cwt.com

B-2

EXHIBIT C

PERMITTED FUND MANAGERS

1.	Westbrook Partners
2.	DLJ Real Estate Capital Partners
3.	iStar Financial Inc.
4.	Capital Trust, Inc.
5.	Lend-Lease Real Estate Investments
6.	Archon Capital, L.P.
7.	Whitehall Street Real Estate Fund, L.P.
8.	The Blackstone Group International Ltd.
9.	Apollo Real Estate Advisors
10.	Colony Capital, Inc.
11.	Praedium Group
12.	J.E. Roberts Companies
13.	Fortress Investment Group, LLC
14.	Lonestar Opportunity Fund
15.	Clarion Partners
16.	Walton Street Capital, LLC
17.	Starwood Financial Trust
18.	BlackRock, Inc.
19.	Rialto Capital Management, LLC
20.	Raith Capital Partners, LLC
21.	Rialto Capital Advisors LLC
22.	Teachers Insurance and Annuity Association of America
23.	Principal Real Estate Investors, LLC
24.	Metropolitan Life Insurance Company
25.	New York Life Insurance Company
26.	KKR Real Estate Manager Finance LLC

C-1